Exhibit 2.1

ASSET PURCHASE AND SALE AGREEMENT

among

BRIGHTCOVE INC.,

OTHELLO ACQUISITION CORPORATION,

BRIGHTCOVE, S. DE R.L. DE C.V.,

OOYALA, INC.,

OOYALA GLOBAL INC.,

and

OOYALA MÉXICO S. DE R.L. DE C.V.

Dated as of February 13, 2019

i

EXHIBITS

Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Restrictive Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit F	Form of Patent Rights Assignment
Exhibit G	Form of Trademark Assignment
Exhibit H	Form of License Agreement
Exhibit I	Form of Mexican IP Assignment

SCHEDULES

1.1(a)	Customer Renewal Contracts
1.1(b)	Permitted Liens
1.1(c)	Shared Contracts
2.1(f)	Assumed Contracts
2.1(m)	Purchased Tangible Personal Property
2.1(o)	Purchased Assets
2.2(a)	Excluded Assets
2.3(b)	Assumed Liabilities
3.3	Consents
3.5	Absence of Certain Changes
3.5	Litigation
3.9(a)	Employee Benefit Plans
3.10(b)	Leased Real Property
3.11	Labor and Employment Matters
3.12	Material Contracts
3.13	Intellectual Property
3.18	Licenses and Permits
3.20	Affiliated Transactions
3.23	Excluded Contracts
3.22	Insurance
3.23	Significant Customers and Suppliers
3.25	Certain Business Activities
4.9	Governmental Approvals
5.1	Conduct of Business Prior to Closing
6.6(e)	Purchase Price Allocation
7.2(g)	Key Employees; Other Employees
7.2(h)	Required Consents

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of February 13, 2019, is by and among Brightcove Inc., a Delaware corporation (“Parent”), Othello Acquisition Corporation, a Delaware corporation (“US Buyer”), Brightcove, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico (“Mexico Buyer” and together with US Buyer, the “Buyers”), Ooyala México S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico (“Ooyala Mexico”), Ooyala Global Inc., a Delaware corporation (“Seller Parent”), and Ooyala, Inc., a Delaware corporation (the “Company” and, collectively with Seller Parent and Ooyala Mexico, sometimes referred to herein as the “Sellers” and each individually, a “Seller”). Certain terms used in this Agreement are defined in Section 1.1 hereof. An index of defined terms used in this Agreement is set forth in Section 1.2 hereof.

WHEREAS, the Company, directly and through its Subsidiaries, is engaged in the Business;

WHEREAS, the Sellers wish to sell, or cause to be sold, to the Buyers, and the Buyers wish to purchase from the Sellers, the Purchased Assets, and the Buyers have agreed to assume the Assumed Liabilities, each upon the terms and subject to the conditions set forth in this Agreement (the “Transaction”);

WHEREAS, a portion of the consideration otherwise payable to the Sellers in connection with the Transaction shall be placed into escrow pursuant to the terms of this Agreement, the release of such amount to be contingent upon certain events and conditions, all as set forth in Article VIII and the Escrow Agreement (as defined below);

WHEREAS, the Board of Directors of each of Seller Parent and the Company has unanimously approved this Agreement, the Transaction and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of each of Parent and US Buyer has unanimously approved this Agreement, the Transaction and the other transactions contemplated by this Agreement;

WHEREAS, the Company, US Buyer and the Escrow Agent shall enter into an Escrow Agreement to be effective at, and subject to the occurrence of, the Closing;

WHEREAS, Parent, the Buyers and the Sellers desire to make certain representations, warranties, covenants and agreements in connection with the Transaction, and also to prescribe various conditions to the Transaction; and

WHEREAS, as a condition to the willingness of, and as an inducement to, Parent and the Buyers to enter into this Agreement, each Seller is delivering to US Buyer a Lock-Up Agreement, substantially in the form attached hereto as Exhibit A (the “Lock-Up Agreement”).

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - DEFINED TERMS

Section 1.1 Certain Terms Defined. For the purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of capital stock or other securities, by contract or agreement or otherwise.

“Assets” means all properties, items, rights, Contracts, interests and assets of every kind, nature and description (wherever located), real, personal or mixed, tangible and intangible (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP or applicable similar financial principles or rules), in electronic form or otherwise, including all inventory, receivables, prepaid rentals, deposits, advances and other prepaid expenses, equipment, fixtures, furniture, improvements, instruments, computers, supplies and other personal property, data, records, files, manuals, blueprints and other documentation (including sales promotion materials, photographs, public relations and advertising material, studies, reports, correspondence and other similar documents and records and all client and customer lists, telephone and/or facsimile numbers, electronic mail addresses with respect to past, present or prospective clients and customers, other directory listings, sales and credit records, catalogs and brochures, purchasing records and records relating to suppliers and copies of all personnel records), Software, Intellectual Property Assets, and all rights and claims (whether contingent or absolute, matured or unmatured and whether in tort, contract or otherwise) against any Person.

“Audit Fees” means the fees associated with the preparation of the audited financial statements described in Section 6.10(a) hereof.

“Balance Sheet Date” means December 31, 2018.

“Business” means the online video platform (OVP) business of the Company as currently conducted, and as proposed to be conducted in the product roadmaps previously provided to the Buyer, and includes the development, manufacture, use, importation, offer for sale and/or sale of the Products.

“Business Copyrights” means registered and unregistered Copyrights owned by the Company or any of its Subsidiaries and Relating to the Business.

“Business Day” means any day other than a day on which the SEC is closed.

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“Business Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or any of its Subsidiaries and Relating to the Business, in each case, other than the Excluded Intellectual Property Assets.

“Business Marks” means registered and unregistered Marks owned by the Company or any of its Subsidiaries and Relating to the Business.

“Business Patents” means Patents owned by the Company or any of its Subsidiaries and Relating to the Business.

“Business Trade Secrets” means Trade Secrets owned by the Company or any of its Subsidiaries and Relating to the Business.

“Bylaws” means the Company’s Bylaws as in effect on the date hereof.

“Cash” means all cash and cash equivalents as determined in accordance with GAAP on a consolidated basis.

“Certificate of Incorporation” means the Company’s Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on April 5, 2007, as amended as of the date hereof.

“Closing Cash Proceeds” means an amount in cash equal to $5,750,000 minus the Customer Renewal Discount, if any.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Common Stock” means any of the Common Stock, $0.0001 par value per share, of the Company.

“Company Material Adverse Effect” means any change, event, circumstance, development or effect that (i) is materially adverse to the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Business, the Purchased Assets or the Assumed Liabilities or (ii) would materially impair or delay the ability of the Sellers to perform their obligations hereunder, including the consummation of the Transaction; provided, however, that none of the following constitute, or will be considered in determining whether there has occurred, a Company Material Adverse Effect on the Business, the Purchased Assets or the Assumed Liabilities: (a) changes that are the result of factors generally affecting the industries or markets in which the Business operates, (b) changes in Laws, rules, regulations, accounting standards or principles (including GAAP), or any guidance relating thereto, or any interpretation of any of the foregoing, (c) changes that are the result of economic factors affecting the national, regional or world economy, acts of God, hostilities or acts of war, sabotage, terrorism, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions or other force majeure events, (d) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (e) the announcement or the execution of this Agreement, the pendency or consummation of the transactions contemplated hereunder or the performance of this Agreement, including losses or threatened losses of

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employees, customers, vendors, distributors or others having relationships with the Company with respect to the Business, (f) the compliance with the terms of this Agreement or any action taken or not taken at the request of Buyer or Parent or as required or contemplated by this Agreement, (g) any willful misconduct by Parent, the Buyers or their respective Affiliates, (h) any failure of the Company to meet any projections or forecasts with respect to the Business, provided that this clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect), or (i) the compliance with the terms of this Agreement or any action taken or not taken at the request of the Buyers or Parent or as required or contemplated by this Agreement; except, in the case of clauses (a), (b), (c) and (d), only to the extent that any such changes, events, circumstances, developments or effects do not have a materially disproportionate and adverse effect on the Business or the Purchased Assets relative to other similarly situated businesses in the industries in which the Company operates.

“Company Transaction Expenses” means all fees, costs or expenses accrued, incurred, paid or payable by any Seller in connection with the transactions contemplated hereby, including with respect to financial, accounting, tax and legal advisors to any such Sellers, except for (only in the event the Closing occurs) the Audit Fees Reimbursement.

“Contract” means any contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, whether oral or written (including all amendments thereto).

“Copyrights” means copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above.

“Court” means any court or arbitration tribunal of the United States, any domestic state, any foreign country and any political subdivision or agency thereof.

“Customer Renewal Discount” means, to the extent (and only to the extent) that customer Contracts set forth on Schedule 1.1(a) (the “Customer Renewal Contracts”) collectively accounting for at least eighty-five (85%) of the aggregate amount indicated for all Customer Renewal Contracts have not been renewed in accordance with their applicable terms and at the contract value set forth in Schedule 1.1(a) at or prior to the Closing, then an amount equal to the quotient obtained by dividing (i) the difference between eighty-five (85%) of the aggregate amount indicated on Schedule 1.1(a) for all Customer Renewal Contracts and the aggregate amount indicated on Schedule 1.1(a) for all such Customer Renewal Contracts which have been renewed at or prior to the Closing by (ii) two (2).

“Data Protection Legislation” means (a) all applicable legislation, directives and related guidance (b) contractual obligations of the Company, (c) internal and public-facing privacy and/or security policies of the Company, (d) rules of applicable self-regulatory organizations, (e) the Payment Card Industry Data Security Standard, and all other rules and requirements of payment card brands (to the extent applicable); and (f) applicable published industry standards, in each case

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relating to the processing of personal data, to the privacy of individuals, to the transmission of marketing and/or commercial messages and to the recording, interception and monitoring of communications, including without limitation the GDPR, the Data Protection Act 2018, Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002 on privacy and electronic communications and the Privacy and Electronic Communications (EC Directive) Regulations 2003, as amended and any analogous legislation (including the Federal Law of Protection of Personal Data Held by Private Parties (Ley Federal de Protección de Datos Personales en Posesión de los Particulares), as amended) in any jurisdiction in which the Company or its Subsidiaries carries on Business.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

“Environmental Laws” means all laws relating to protection of the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar domestic, foreign, federal, state and local laws as in effect on the Closing Date.

“Escrow Agent” means JPMorgan Chase Bank, NA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Intellectual Property Assets” means (a) the Flex Products, and (b) any Intellectual Property Assets that are licensed to any of the Buyers from Company pursuant to the License Agreement.

“Excluded Taxes” means (a) all Liabilities for Taxes of the Sellers or any Affiliate of the Sellers for Taxes for any period, including the Sellers’ share of any Transfer Taxes pursuant to Section 6.6(b), including any Liability of the Sellers under Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, but excluding any Property Taxes to the extent specifically allocated to the Buyers pursuant to Section 6.6(e), (b) all Liabilities for Taxes relating to the Excluded Assets or Excluded Liabilities for any period, (c) all Liabilities for Taxes related to or otherwise imposed on the Purchased Assets with respect to any Pre-Closing Tax Period.

“Flex Products” means the Company’s Flex Media Platform and related “Flex” branded products and services, including the development, manufacture, use, importation, offer for sale and/or sale of such products and services and including the Intellectual Property Assets, Software, Contracts, Assets and Liabilities relating to such products and services.

“FLL” means the Mexican Federal Labor Law (Ley Federal del Trabajo).

“GAAP” means generally accepted accounting principles as applied in the United States on a consistent basis.

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“GDPR” means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data.

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“IMSS” means the Mexican Social Security Institute (Instituto Mexicano del Seguro Social).

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, including any deferred revenue relating to services deliverable in the future to the extent not reflected in accounts receivable, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, including any prepayment penalties, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations of such Person as lessee under leases that have been or should be recorded as capital leases in accordance with GAAP, (f) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities, (g) any amounts owed to such Person under any noncompetition, severance or similar arrangement, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any equity interest or equity securities of such Person or any warrants, rights or options to acquire such equity interest or equity securities, (i) any off-balance sheet financing (but excluding all leases recorded for accounting purposes by such Person as operating leases), (j) any commitment by which the such Person assures a creditor against loss (including contingent reimbursement Liability with respect to letters of credit), (k) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof, (l) all Indebtedness of other Persons of any type referred to in clauses (a) through and including (k) above guaranteed directly or indirectly in any manner by such Person, and (m) all Indebtedness of any type referred to in clauses (a) through and including (k) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” means a Buyer Indemnified Party and a Seller Indemnified Party, as the case may be.

“INFONAVIT” means the Mexican Institute of the National Fund for Employees’ Housing (Instituto del Fondo Nacional de la Vivienda para los Trabajadores).

“Insolvent” means, with respect to any Person, that the sum of the debts and other probable Liabilities of such Person exceeds the present fair saleable value of such Person’s assets.

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“Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (a) Patents, (b) Marks, (c) Copyrights, (d) Trade Secrets, (e) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing, and (f) claims of infringement and misappropriation against third parties.

“IRS” means the United States Internal Revenue Service.

“knowledge” means (x) with respect to the Company, the actual knowledge of Jon Huberman, Mike Nikzad, Duane Bell and Belsasar Lepe, after reasonable inquiry of those employees who are direct reports to such individuals, and (y) with respect to Buyer, the actual knowledge, of Jeff Ray, Robert Noreck and David Plotkin, after reasonable inquiry of those employees who are direct reports to such individuals.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, Order, requirement or rule of law (including common law).

“Liabilities” means, with respect to any Person, any and all liabilities and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to accounts payable, all liabilities and obligations related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, wages, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, penalties, employee expense obligations and all other liabilities and obligations of such Person or any of its subsidiaries or Affiliates, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

“Lien” means, with respect to any Asset, any mortgage, lien, license, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such Asset.

“Losses” of a Person means, without duplication, any and all losses, Liabilities, diminution in value, damages, claims, awards, judgments, costs and expenses, interest and penalties (including, without limitation, reasonable attorneys’ fees actually incurred) asserted against, imposed upon or sustained or incurred by such Person.

“Marks” means rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and domain names, and registrations, applications for registration of any of the foregoing and all goodwill connected with the use of and symbolizing the foregoing.

“Mexican Employees” means those individuals who: (i) have a valid employment relationship with Ooyala Mexico which is in force as of the Closing Date, whereby they render their personal subordinated services to Ooyala Mexico, (ii) have a valid individual employment agreement with Ooyala Mexico which is in force as of the Closing Date, and (iii) are classified as employees pursuant to Schedule 3.11(a); and (iv) are registered before the IMSS under Ooyala Mexico employer registry.

“Nasdaq” means The Nasdaq Stock Market.

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“Order” means any judgment, order, decision, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Governmental Authority.

“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

“Parent Material Adverse Effect” means any change, event, circumstance, development or effect that (i) is materially adverse to the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of Parent and the Buyers, taken as a whole, or (ii) would materially impair or delay the ability of Parent or any of the Buyers to perform its obligations hereunder, including the consummation of the Transaction; provided, however, that none of the following constitute, or will be considered in determining whether there has occurred, a Parent Material Adverse Effect: (a) changes that are the result of factors generally affecting the industries or markets in which Parent or any of the Buyers operate, (b) changes in Laws, rules, regulations, accounting standards or principles (including GAAP), or any guidance relating thereto, or any interpretation of any of the foregoing, (c) changes that are the result of economic factors affecting the national, regional or world economy, acts of God, hostilities or acts of war, sabotage, terrorism, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions or other force majeure events, (d) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (e) any willful misconduct by the Sellers or their respective Affiliates, (f) any failure of Parent to meet any projections or forecasts, provided that this clause (f) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Parent Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Parent Material Adverse Effect), (g) the compliance with the terms of this Agreement or any action taken or not taken at the request of any Seller or as required or contemplated by this Agreement, or (h) the announcement or the execution of this Agreement, the pendency or consummation of the transactions contemplated hereunder or the performance of this Agreement, including losses or threatened losses of employees, customers, vendors, distributors or others having relationships with the Parent,; except, in the case of clauses (a), (b), (c) and (d), only to the extent that any such changes, events, circumstances, developments or effects do not have a materially disproportionate and adverse effect on Parent and the Buyers relative to other similarly situated businesses in the industries in which Parent and any of the Buyers operate.

“Parent SEC Documents” means all forms, reports, schedules, statements and other documents required to be filed or furnished by Parent with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto.

“Parent Stock Amount” means 1,056,763 shares of Parent Common Stock.

“Parent Stock Price” means $8.28.

“Patents” means patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented).

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“Permitted Liens” means the following Liens: (i) statutory, mechanics’, materialmens’, workmens’ landlords’ and other like Liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent and is not material, (ii) Liens for Taxes, assessments and other governmental levies, fees or charges not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings with adequate reserves and (iii) other Liens described on Schedule 1.1(b).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Exchange Act).

“Personal Data” means any information that alone or in combination with other information held by or on behalf of the Company or any of its Subsidiaries relates to an identified or identifiable Person including a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debit card number or customer or financial account number or IP address. Personal Data includes “personal data” as defined by the GDPR and the Data Protection Legislation.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.

“Products” means the products, computer programs and/or services and related documentation currently or previously researched, designed, developed, produced, performed, licensed, sold, distributed and/or otherwise made available by the Company or its Subsidiaries, in each case, which is Related to the Business. For the avoidance of doubt, “Products” shall not include the Flex Products.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Related to the Business” or “Relating to the Business” means, as applicable, relating to, necessary for, held for use with, arising from or used in connection with the Business as conducted by Sellers.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

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“Shared Contracts” means any Contract entered into prior to the Closing to which Seller or any of its Subsidiaries is a party with any non-Affiliated third party and which Relates to the Business and the Flex Products, each of which Contracts are listed on Schedule 1.1(c).

“Software” means any and all (i) computer software and code, including any and all software implementations of algorithms, models and methodologies, and including programs, assemblers, applets, compilers, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed, whether in source code or object code format, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“SSL” means the Mexican Social Security Law (Ley del Seguro Social).

“Stockholder” means a holder of Company Common Stock.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned by such Person or by one of more other Subsidiaries of such Person, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person is the general partner or has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person is the managing member or has the power to direct the policies, management and affairs of such company, or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person has at least a majority ownership and power to direct the policies, management and affairs thereof. For the avoidance of doubt, the Buyers are Subsidiaries of Parent and Ooyala Mexico is a Subsidiary of the Company.

“Tax” or “Taxes” means any U.S. federal, state, or local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), housing, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means all returns, declarations, reports, claims for refund, information returns or statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Trade Secrets” means rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, testing procedures and testing results.

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“Transaction Documents” means this Agreement, the Escrow Agreement, the Transition Services Agreement, the License Agreement and such other instruments and agreements required by this Agreement to be executed and delivered hereunder, including without limitation, the Ancillary Agreements.

“Treasury Regulations” means the Treasury Regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

Section 1.2 Definitions. The following terms have the meanings set forth in the Sections set forth opposite such term below:

Term	Section Reference
Accountants	2.7(b)(ii)
Acquisition Transaction	6.5(b)
Agreed Claims	8.4(e)
Agreement	Preamble
Allocation	6.6(e)
Alternative Transaction	6.5(a)
Ancillary Agreements	2.2
Applicable Article III Provision	Article III
Assumed Benefit Plan	3.10(b)
Assumed Contracts	2.1(f)
Assumed Liabilities	2.3
Assumed Payable Liabilities	2.3
Audit Accountants	2.6
Audit Fees Reimbursement	2.6
Base Balance Sheet	3.5(a)
Bill of Sale	7.2(m)(v)
Business Employee Programs	3.10(h)(i)
Buyer	Preamble
Buyers	Preamble
Buyer Adjustment Amount	2.7(b)(iii)
Buyer Closing Statement	2.7(a)(i)
Buyer Indemnified Party	8.2(a)
Chosen Courts	10.7
Claim Certificate	8.4(a)
Closing	2.5
Closing Date	2.5
Company	Preamble
Company Board	Recitals
Company Licenses	3.19
Confidentiality Agreement	6.2(c)

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Deferred Consent	2.8(a)
Deferred Item	2.8(a)
Dispute Notice	2.7(b)(ii)
EDGAR	Article IV
Employee	2.4
Employee Assignment Agreements	2.1(j)
Employee Documentation	6.8(a)
Employee Program	3.10(h)(ii)
Employer Substitution	6.8(f)
ERISA	3.10(h)(iii)
ERISA Affiliate	3.10(h)(v)
Escrow Agreement	2.6
Escrow Amount	2.6
Escrow Fund	2.6
Estimated Closing Statement	2.7(a)(i)
Excluded Assets	2.2
Excluded Liabilities	2.4
Excluded Payable Liabilities	2.7(a)(i)
Excluded Prepaids	2.2(xi)
Excluded Receivables	2.2(x)
Fair Labor Standards Act	3.12(c)
FIN 48	3.5(e)
Final Closing Statement	2.7(b)(ii)
Financial Statements	3.5(a)
Governmental Authority	3.4(b)
Hired Employee	6.8(a)
Historical Financial Information	6.10(a)
Indemnification Cut-Off Date	8.1
IP Assignment	7.2(m)(vi)
Key Employees	7.2(h)
Leased Real Property	3.11(b)
Leases	3.11(b)
License Agreement	7.2(m)(vii)
Lock-Up Agreement	Recitals
Major Customers	3.13(a)(xx)
Material Contracts	3.13(a)
Mexico Buyer	Preamble
Multiemployer Plan	3.10(h)(vi)
Offer Letter	6.8(a)
Offeree	6.8(a)
Ooyala Mexico	Preamble
Other Employees	7.2(j)
Parent	Preamble
Parent Financial Statements	4.8(e)
Parent Options	4.4(b)
Pre-Closing Period	5.1

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Pro Forma Financial Information	6.10(b)
Purchase Consideration	2.6
Purchased Assets	2.1
Purchased Prepaids	2.1(b)
Purchased Receivables	2.1(a)
Renewal Period	2.8(b)
Required Financial Information	6.10(b)
Restrictive Agreement	7.2(m)(iii)
Schedules	Article III
Seller	Preamble
Seller Adjustment Amount	2.7(b)(iii)
Seller Indemnified Party	8.3(a)
Seller Parent	Preamble
Shortfall	2.7(b)(iv)
Specified Representations	8.1
Tax Accountant	6.6(e)
Third Party Claim	8.4(a)
Third Party IP Assets	3.14(b)(v)
Threshold	8.2(b)(i)
Transaction	Recitals
Transfer Taxes	6.6(b)
Transferred Business Books and Records	2.1(l)
Transition Services Agreement	7.2(m)(iv)
U.S. Export Controls	3.27(b)

ARTICLE II - PURCHASE AND SALE OF ASSETS

Section 2.1 Purchased Assets. At the Closing, subject to the terms and conditions of this Agreement, each Seller shall irrevocably sell, assign, transfer, convey and deliver to the Buyers or its designees, free and clear of all Liens, other than Permitted Liens, and the Buyer shall purchase, acquire and accept (or to cause its designees to purchase, acquire and accept) from such Seller, all of such Seller’s rights, title and interest in and to all of the Purchased Assets of such Seller. The allocation of the Purchased Assets among the Buyers shall be determined by the Buyers and set forth in the Bill of Sale. “Purchased Assets” means, in each case other than Excluded Assets, all Assets Related to the Business, including any such Assets acquired by any Seller and their subsidiaries between the date hereof and the Closing Date, including the following:

(a) all accounts receivable of, and other Indebtedness owing to, any Seller to the extent attributable to services deliverable in any period following the Closing and which are Related to the Business (the “Purchased Receivables”);

(b) all deposits, advances, credits and expenses that have been prepaid by any Seller as of the Closing to the extent attributable to services deliverable in any period following the Closing and which are Related to the Business (the “Purchased Prepaids”);

(c) all Business Intellectual Property Assets;

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(d) all Confidential Information Related to the Business, and all copies and embodiments of documents, electronic files and other objects embodying such Confidential Information;

(e) all copies of, and embodiments of documents, electronic files, and other objects embodying, all Business Intellectual Property Assets;

(f) all of the Company’s, title and interest in and to (i) each Contract set forth on Schedule 2.1(f) (the “Assumed Contracts”) and (ii) the rights and benefits under the Shared Contracts to the extent allocated or assigned to US Buyer pursuant to Section 2.8;

(g) all transferable warranties and guarantees of third parties for the benefit of the Business, and any claims, rights, credits, causes of action, or rights of setoff against third parties to the extent arising from or Related to the Business or any of the Purchased Assets;

(h) unless otherwise determined by the Buyers, all transferable Company Licenses;

(i) to the extent not specifically excluded as an Excluded Asset, all rights, claims, credits, causes of action, or rights of set-off of the Sellers with respect to or arising out of the Purchased Assets or the Assumed Liabilities, including, to the extent assignable under applicable Laws, all rights to recover past, present, and future damages for the breach, infringement, violation, or misappropriation, as the case may be, of any of the Purchased Assets (including the Business Intellectual Property Assets), and all claims, judgments, causes of action or demands of whatever kind or description arising out of or Related to the Business, including those arising out of or related to the Purchased Assets (including pre-payments related to the Purchased Assets), whether known or unknown, contingent or noncontingent;

(j) all of the Seller’s right, title and interest (x) under any employment, confidentiality, invention assignment, or similar agreements with Employees (“Employee Assignment Agreements”), but only to the extent required to permit the Buyers to enjoin, restrain, recover damages from, or obtain any other remedies from or against, and to obtain specific performance of such Employee Assignment Agreements by, any Employee who breaches any Employee Assignment Agreement (including any confidentiality provisions Relating to the Business or relating to the Purchased Assets), and to the extent necessary to permit the Buyers to protect their rights and interests in connection with the Business and the Purchased Assets and the transactions contemplated under this Agreement and the Ancillary Agreements, and (y) any confidentiality agreements or similar agreements entered into by a Seller, on the one hand, and any Person, on the other hand, Relating to the Business; provided, that, for the avoidance of doubt, nothing in this provision shall be read to restrict the Sellers’ right to enforce such Employee Assignment Agreements;

(k) all of the Sellers’ goodwill in or associated with any of the Purchased Assets and the Business, and the going concern value of the Business;

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(l) all books and records, including ledgers, correspondence, lists, studies and reports and other printed or written materials, including, without limitation, all lists and records pertaining to customers, personnel, agents, suppliers, distributors and pricing, purchase and sale records, quality control records, research and development files, files and data, company manuals, Tax Returns (but excluding income Tax Returns of Sellers of their Affiliates and any other Tax Return not exclusively related to the Purchased Assets and/or Assumed Liabilities) and other business related documents and materials, whether written, electronic or otherwise, all telephone and facsimile numbers and internet access (including email) accounts, in each case in the Sellers’ care, custody, or control and Related to the Business (the “Transferred Business Books and Records”);

(m) all (i) tangible personal property, including all furniture, accessories, office materials, office equipment, personal computers, telephone units, facsimile machines, file cabinets, artwork and drawings and other tangible personal property, in each case located at the premises of Ooyala Mexico (including those located in work-sharing spaces used by Ooyala Mexico), (ii) personal computers and other tangible assets of Hired Employees (other than those personally owned by such Hired Employees), and (iii) those items listed on Schedule 2.1(m);

(n) all of the Assets of Ooyala Mexico; and

(o) all Assets set forth on Schedule 2.1(o).

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Subsidiaries or, for the avoidance of doubt, other Affiliates of the foregoing, shall be required to sell, assign, transfer, convey or deliver, and the Buyers shall not have any right to purchase or otherwise acquire, any of the following (the “Excluded Assets”):

(a) the Assets set forth on Schedule 2.2(a) hereof;

(b) the Sellers’ rights under or pursuant to this Agreement and the documents, instruments and agreements executed in connection herewith (the “Ancillary Agreements”);

(c) the Company’s personnel records and any other records that the Company or any subsidiary is required by Law to retain in its possession, provided that the Buyers shall be given copies of such records relating to the Hired Employees at the Closing;

(d) the minute books, statutory books and corporate seal of each Seller and its Affiliates;

(e) all bank accounts maintained by or on behalf of any Seller and its Affiliates;

(f) all real property interests;

(g) the capital stock or equity interests of any Seller and its Affiliates;

(h) all Cash of each Seller and its Affiliates;

(i) the Excluded Intellectual Property Assets;

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(j) (i) all accounts receivable and Indebtedness owing to any Seller to the extent attributable to services delivered or deliverable in any period prior to the Closing and which are Related to the Business (the “Excluded Receivables”) and (ii) all accounts receivable of such Seller attributable to the Excluded Assets;

(k) the benefit of all deposits, advances, credits and expenses (i) Related to the Business that have been prepaid by any Seller as of the Closing and are attributable to services delivered or deliverable in any period prior to the Closing (the “Excluded Prepaids”) and (ii) attributable to the Excluded Assets;

(l) all tangible personal property except as provided in Section 2.1(m);

(m) all rights, claims and credits (including all indemnities, warranties and similar rights), defenses or causes of action in favor of Seller or any of its Affiliates to the extent relating to (A) any insurance policies, (B) any other Excluded Asset, (C) any Excluded Liability or (D) the assets, properties, business or operations of any Seller or any Affiliate of such Seller related to, arising from, or incurred in connection with conditions or events occurring prior to the Closing;

(n) the rights and benefits under the Shared Contracts to the extent allocated to any Seller or any of its Affiliates pursuant to Section 2.8;

(o) any insurance products or coverage maintained by any Seller or any of its Affiliates, or any rights or proceeds related thereto;

(p) any Tax refunds or credits of any Seller or any of its Affiliates;

(q) any Employee Programs, rights or Assets attributable thereto and books or records associated therewith; and

(r) all investments, interests or other equity interests, debt instruments, options and other securities of any Seller or any of its Affiliates in another Person.

Section 2.3 Assumed Liabilities. The Buyers shall or shall cause a designee to assume, effective as of the Closing, the Assumed Liabilities. “Assumed Liabilities” means collectively:

(a) all executory obligations of the Company that arise out of the performance of obligations under the Assumed Contracts to the extent that such Liabilities arise out of the Buyers’ actions or operations under the Assumed Contracts subsequent to the Closing Date;

(b) all liabilities listed on Schedule 2.3(b) hereto;

(c) any liability arising following the Closing from the operation and conduct of the Business by the Buyers after the Closing, including without limitation all accounts payable or accrued expenses of any Seller to the extent attributable to services deliverable in any period following the Closing and which are Related to the Business (the “Assumed Payable Liabilities”) (it being understood that any Liabilities that arise from or relate to any facts, circumstances or operations by the Sellers at or prior to the Closing shall constitute Excluded Liabilities).

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The allocation of the Assumed Liabilities among the Buyers shall be determined by the Buyers and set forth in the Bill of Sale. A single Liability may fall within more than one of clauses (a) through (c) in this Section 2.3. This fact does not imply that (x) such Liability shall be assumed more than once or (y) any duplication of such Liability is required.

Section 2.4 Excluded Liabilities. Notwithstanding anything to the contrary herein, the Sellers shall retain, and shall be responsible for paying, performing and discharging, when due, and Parent, the Buyers and their respective Affiliates shall not assume or have any responsibility for, any Excluded Liabilities. “Excluded Liabilities” means any and all Liabilities that are not Assumed Liabilities, including the following:

(a) any Liability arising or incurred through the Closing Date that arises from or relates to the operations of the Sellers, or the ownership, design, development, marketing, testing, sale, license, production, operation, provision, distribution, or other disposition of the Products, and the ownership, exercise, use, operation, or other disposition of any Purchased Assets by the Sellers through the Closing Date;

(b) any Liability of any Seller under, arising from, or related to any Contract of such Seller, whether arising or incurred prior to, at or following the Closing Date, other than the Liabilities which are expressly assumed by the Buyers pursuant to Section 2.3;

(c) all implied or explicit warranty or other obligations with respect to the Products for which any Contracts with customers or other Persons were or are entered into prior to the Closing Date, including warranty or other obligations that may arise on or after the Closing Date with respect to Products that have been delivered to customers prior to the Closing Date;

(d) all Excluded Taxes;

(e) all Liabilities, whenever or however arising, including all costs, damages, wages, penalties and other expenses relating thereto arising under any Contract, Law, permit, or action before any Governmental Authority, Law, order or any award of any arbitrator of any kind relating to any Employee Program, employment agreement, offer letter, consulting agreement, or otherwise, relating to any current or former employee, consultant, advisor, independent contractor, agent, officer or director of the Sellers or any ERISA Affiliate and his or her service to or employment with the Company or any ERISA Affiliate (including for the avoidance of doubt (i) any change-of-control or similar payment or increased cost that is triggered in whole or in part by the transactions contemplated by this Agreement together with the employer portion of any payroll or similar Taxes imposed with respect to such payment or increased cost, and (ii) any Liability under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the transactions contemplated herein);

(f) claims of creditors of any Seller;

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(g) any Company Transaction Expenses;

(h) any Indebtedness of the Sellers;

(i) any Liability of Seller under this Agreement;

(j) any Liability related to or resulting from the Mexican Employees from any period before and up to the Closing Date including but not limited to all employment and social security Liabilities, even those related to profit sharing obligations under the FLL and compliance with social security liabilities; and

(k) any Liability related to or arising out of the Excluded Assets.

Section 2.5 Closing. The closing of the transactions contemplated hereunder (the “Closing”) shall occur as promptly as practicable (but in no event later than the third Business Day) after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit thereof (other than those conditions that by their terms are to be satisfied or waived at the Closing), and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties in writing (the “Closing Date”). The Closing shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210, or at such other place as agreed to by the parties hereto (or via the electronic exchange of documents via .pdf or overnight mail courier).

Section 2.6 Purchase Consideration. In consideration of the sale, assignment and transfer of the Purchased Assets and the assumption of the Assumed Liabilities and the execution and delivery by the parties hereto of this Agreement and the other Transaction Documents, the purchase price for the Purchased Assets shall be an amount equal to (a) the Closing Cash Proceeds plus (b) Audit Fees not to exceed $500,000 in the aggregate in cash (the “Audit Fees Reimbursement”) plus (c) the Parent Stock Amount (together with the Closing Cash Proceeds and the Audit Fees Reimbursement, the “Purchase Consideration”). At the Closing, US Buyer shall deliver or cause to be delivered cash equal to $2,655,000 (the “Escrow Amount”) to the Escrow Agent, payable by wire transfer of immediately available funds for deposit into the account designated therefor in the Escrow Agreement. The Escrow Amount shall be held by the Escrow Agent in a separate account (the “Escrow Fund”) solely for purposes of (i) the payment to US Buyer of the Shortfall, if any such payment is required by US Buyer pursuant to Section 2.7(b)(iv) or (ii) the payment to US Buyer in satisfaction of any indemnification or other claims of any Buyer Indemnified Party required by Article VIII. The Escrow Fund shall be governed by the terms of an escrow agreement to be entered into by and among US Buyer, the Company and the Escrow Agent, such escrow agreement to be substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”). At the Closing, US Buyer shall deliver or cause to be delivered the Closing Cash Proceeds (less the Escrow Amount) and the Parent Stock Amount to the Company (or to its designee as instructed in writing by the Company) on the Closing Date, by wire transfer of immediately available funds (or, in the case of the Parent Stock Amount, by delivery of one or more stock certificates evidencing such shares of Parent Common Stock or by delivery of such shares of Parent Common Stock in book entry form to be held as a book position in the name of the Company) to an account designated by the Company upon the Closing. At the Closing, US Buyer shall deliver or cause to be delivered cash equal to the unpaid

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portion of the Audit Fees Reimbursement to Montgomery Coscia Greilich LLP (the “Audit Accountants”) by wire transfer of immediately available funds to an account designated by the Audit Accountants; provided, however, that any portion of the Audit Fees paid directly by any Seller shall be reimbursed by the US Buyer (for the avoidance of doubt, any such amount plus the Audit Fees Reimbursement shall not exceed $500,000). The Company shall have delivered to the Buyers the invoice of the Audit Accountants setting forth the Audit Fees and a calculation of the Audit Fees Reimbursement, in each case, in form and substance reasonably satisfactory to the Buyers. The Sellers shall not be entitled to receive any portion of the Escrow Amount unless and until it is distributed in accordance with the terms of the Escrow Agreement.

Notwithstanding anything to the contrary herein, the parties to this Agreement acknowledge and agree that the shares of Parent Common Stock issuable in connection with the Transaction shall be issued by Parent to the Company in compliance with the Securities Act and applicable Laws, as set forth in Section 2.9.

Section 2.7 Service-Period Proration.

(a) Preparation of Estimated Closing Statement.

(i) The Company shall prepare in good faith and, at least five Business Days prior to the Closing Date, deliver to the Buyers a written statement (the “Estimated Closing Statement”) setting forth the Company’s best estimate of all: (A) Purchased Receivables and Purchased Prepaids; (B) Excluded Receivables and Excluded Prepaids; (C) Assumed Payable Liabilities; and (D) Excluded Liabilities that are accounts payable or accrued expenses of any Seller to the extent attributable to services delivered or deliverable in any period prior to Closing and Related to the Business (the “Excluded Payable Liabilities”). Such Estimated Closing Statement shall be prepared in accordance with GAAP, consistently applied, and using the same GAAP accounting principles, practices, methodologies and policies, that were used to prepare the Base Balance Sheet, and shall consider in good faith any comments thereon by US Buyer and revise the Estimated Closing Statement to reflect any changes as may be agreed by the Company and the Buyers.

(ii) Following receipt of the Estimated Closing Statement, the Sellers shall permit the Buyers and their representatives at all reasonable times and upon reasonable notice to review the Company and its Subsidiaries’ working papers, accounting books and records relating to the Estimated Closing Statement, and the Sellers shall make reasonably available its representatives responsible for the preparation of the Estimated Closing Statement in order to respond to the reasonable inquiries of the Buyers.

(b) Preparation of Final Closing Statement.

(i) As promptly as practicable, but no later than 60 days after the Closing Date, the Buyers shall prepare and deliver to the Company a written statement (the “Buyer Closing Statement”) setting forth all: (A) Purchased Receivables and Purchased Prepaids; (B) Excluded Receivables and Excluded Prepaids; (C) Assumed Payable Liabilities; and (D) Excluded Payable Liabilities, in each case, prepared in accordance with the same accounting principles, practices, methodologies and policies that were used to prepare the Estimated Closing Statement.

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(ii) Unless the Company delivers the Dispute Notice within 30 days after receipt of the Buyer Closing Statement, such Buyer Closing Statement shall be deemed the “Final Closing Statement” and shall be binding upon the parties hereto and shall not be subject to dispute or review. If the Company disagrees with the Buyer Closing Statement, the Company may, within 30 days after receipt thereof, notify the Buyers in writing (the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature of such disagreement, including all supporting documentation thereto, and the Company shall be deemed to have agreed with all other items and amounts contained in the Buyer Closing Statement delivered pursuant to this Section 2.7(b). The Buyers and the Company shall first use commercially reasonable efforts to resolve such dispute between themselves and, if the Buyers and the Company are able to resolve such dispute, the Buyer Closing Statement shall be revised to the extent necessary to reflect such resolution, shall be deemed the “Final Closing Statement” and shall be conclusive and binding upon the parties hereto and shall not be subject to dispute or review. If the Buyers and the Company are unable to resolve the dispute within 15 days after receipt by the Buyers of the Dispute Notice, the Buyers and the Company shall submit the dispute to US Buyer’s independent accounting firm (the “Accountants”). The Accountants shall act as experts and not arbiters and shall determine only those items relating to the Buyer Closing Statement that remain in dispute. Promptly, but no later than 30 days after engagement, the Accountants shall deliver a written report to the Buyers and the Company as to the resolution of the disputed items in the Buyer Closing Statement. Such determinations by the Accountants shall be deemed the “Final Closing Statement,” shall be conclusive and binding upon the parties hereto and shall not be subject to dispute or review. The fees and expenses of the Accountants in connection with the resolution of disputes pursuant to this Section 2.7(b) shall be paid by equally by the Sellers (from the Escrow Fund) and US Buyer. The Buyers and the Sellers agree that they will, and agree to cause their respective representatives and independent accountants to cooperate and assist in the preparation of the Final Closing Statement and in the conduct of the audits and reviews referred to in this Section 2.7(b), including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

(iii) The sum of the Purchased Receivables, Purchased Prepaids and Assumed Payable Liabilities set forth in the Final Closing Statement less the sum of the Purchased Receivables, Purchased Prepaids and Assumed Payable Liabilities set forth in the Estimated Closing Statement shall be the “Buyer Adjustment Amount”. The sum of the Excluded Receivables, Excluded Prepaids and Excluded Payable Liabilities set forth in the Final Closing Statement less the sum of the Excluded Receivables, Excluded Prepaids and Excluded Payable Liabilities set forth in the Estimated Closing Statement shall be the “Seller Adjustment Amount”.

(iv) If the Seller Adjustment Amount is less than the Buyer Adjustment Amount, then the Buyers shall be entitled to receive from the Company an amount equal to such shortfall (the “Shortfall”). In furtherance thereof, the Buyers may satisfy such payment obligation, at their discretion, either directly from the Company or from the

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Escrow Fund. In the event of a Shortfall, the Escrow Agent (or the Company, in the event that such payment obligation is being sought directly from the Company) shall promptly (and in no event later than three (3) Business Days following the receipt of such request from the Buyers) disburse to the Buyers the amount of such Shortfall. If the Seller Adjustment Amount is greater than the Buyer Adjustment Amount, then the Buyers shall pay to the Company an amount in cash equal to such excess. Any payments to be made pursuant to this Section 2.7(b)(iv) shall be made within three (3) Business Days after the determination of the Final Closing Statement becomes final and binding upon the parties hereto.

Section 2.8 Shared Contracts; Deferred Assets; Customer Renewals.

(a) Notwithstanding anything to the contrary herein, this Agreement shall not constitute an agreement to assign or transfer any Contract, or any claim, right or benefit arising thereunder or resulting therefrom (any such Contract, claim, right or benefit, a “Deferred Item”), if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Authority, as the case may be, would constitute a breach thereof or would give the other party thereto a right to cancel or unilaterally amend an Assumed Contract or to adjust the terms of performance thereof (any such required consent, a “Deferred Consent”). From and after the date hereof until the expiration of the then-current term of such Deferred Item (not including any renewal option thereunder), Sellers will cooperate with the Buyers and use their commercially reasonable efforts to (i) separate or amend on terms reasonably acceptable to the Buyers the Shared Contracts into separate Contracts for the Business and non-Business components thereof and (ii) obtain such Deferred Consent as soon as practicable; provided, however, that Sellers shall not be required to offer to grant any material accommodation (financial or otherwise) to any counterparty to any Deferred Item. Until such Deferred Consent is obtained, Sellers will use their commercially reasonable efforts to provide to the Buyers, upon the written request of the applicable Buyer, benefits under the Deferred Item, including the possibility to offset expenses by means of an invoice issued by the Sellers to the applicable Buyer, to which such Deferred Consent relates (with the Buyers entitled to all the benefits and responsible for all of the related and proportional obligations and Liabilities thereunder that it would have incurred if such Deferred Item had been transferred at Closing, in each case to the extent the Buyers are receiving the benefit of the Deferred Item). In the event that any such Deferred Consent is not obtained prior to the Closing, then the applicable Buyer and Seller will enter into such arrangements (including subleasing or subcontracting if permitted) as the Buyers and Sellers mutually agree to be reasonably necessary to provide to such Buyer the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such Deferred Item, including enforcement for the benefit of such Buyer of all claims or rights arising thereunder (with the Buyers responsible for any obligations and Liabilities arising from the Buyers’ performance of such subleased or subcontracted work thereunder in accordance with the applicable sublicensing or subcontracting agreement entered into by the applicable Buyers). Upon receipt of any Deferred Consent after the Closing Date such Deferred Item shall be transferred and assigned to such Buyer.

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(b) From and after the date hereof, Sellers will use their commercially reasonable efforts to: (i) renew on terms reasonably agreeable to the Buyers all Contracts with customers of the Company that terminate or expire between the date hereof and 30 days after the Closing Date (the “Renewal Period”); (ii) notify the Buyers of any customer of the Company that during the Renewal Period requests an amendment to, does not renew or notifies the Company that it does not intend to renew its Contract with the Company, and (iii) make their personnel available to discuss with the Buyers, and provide the Buyers with a reasonably detailed report as to, the foregoing matters in this Section 2.8(b).

(c) If the Customer Renewal Discount is a positive number, and any Customer Renewal Contracts that were not renewed prior to Closing are renewed within thirty (30) days following the Closing Date, the Buyers shall refund to the Sellers any portion of the Customer Renewal Discount attributable to such renewed Customer Renewal Contract, payable by wire transfer of immediately available funds within three (3) Business Days following the end of the Renewal Period.

(d) Nothing in this Section 2.8 should alter, modify, supersede or otherwise limit any of the representations or warranties of the Sellers in this Agreement.

Section 2.9 Securities Act Compliance.

(a) The shares of Parent Common Stock to be issued pursuant to this Agreement will not be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(2) thereof.

(b) The shares of Parent Common Stock to be issued in the Transaction shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act, and each certificate representing any such shares shall, until such time that the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise, if any):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

Section 2.10 Withholding. The Buyers and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement all amounts as may be required to be deducted or withheld therefrom under any applicable Law. Before making any such deduction or withholding, other than with respect to a failure by Sellers to deliver a Tax form as required by this Agreement, the Buyers and the Escrow Agent shall use commercially reasonable efforts to provide any party on behalf of which such deduction or withholding is proposed to be made prior written notice of the intention to make such deduction or withholding, and the Buyers and the Escrow Agent will reasonably cooperate with any reasonable request from such party to obtain reduction of or relief from such deduction or withholding. To the extent such amounts are so deducted or withheld and paid to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

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Section 2.11 Delivery of Purchased Assets and Related Materials.

(a) At or prior to the Closing, the Sellers will, at their sole cost and expense, in the manner and form, and to the locations, reasonably agreed to by the Buyers and Sellers, fully provide to the Buyers all tangible and intangible Purchased Assets; provided, however, that all Software or other digital information included in the Purchased Assets, and all other Purchased Assets reasonably capable of transmission in electronic form, including source code, object code, source documentation, and all other related materials for the Purchased Assets, will be delivered to the Buyers solely by electronic means in a manner specified by the Buyers.

(b) At or prior to the Closing, the Sellers will deliver such instruments as are reasonably necessary or desirable to document and to transfer title to the Business Intellectual Property Assets or other intangible assets that are included in the Purchased Assets from each Seller to the applicable Buyer.

(c) Following the Closing, if any Assets that constitute Purchased Assets were not transferred to the Buyers, the Sellers shall transfer such Purchased Assets to the applicable Buyer or its designee.

(d) Without limiting the terms of Article III, at or prior to the Closing, the Sellers will deliver to the applicable Buyer fully executed, complete, and accurate originals of all of the Assumed Contracts (and of all Employee Assignment Agreements to which rights are included within the Purchased Assets), or, to the extent originals are not available, fully executed, complete, and accurate copies of all of the Assumed Contracts (and of all Employee Assignment Agreements to which rights are included within the Purchased Assets), including any amendments thereto, waivers thereof, and notices made thereunder.

(e) At or prior to the Closing, each of the Buyers and the Sellers shall have duly entered into, and delivered to all other parties thereto, each Transaction Document to which they are party.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the date hereof and delivered herewith by the Company to Parent and the Buyers (the “Schedules”) corresponding to the applicable section and subsection or clause of this Article III (the “Applicable Article III Provision”) (or disclosed in any other section, subsection or clause of the Schedules; provided, that it is readily apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to the Applicable Article III Provision), the Company hereby represents and warrants to Parent and the Buyers, and each other Seller represents and warrants to Parent and the Buyers on behalf of itself, as of the date hereof and as of the Closing (or, if made as of a specified date, as of such date) as follows. For purposes of the following representations and warranties in this Article III (other than those in Sections 3.1, 3.2, and 3.3), the term the “Company” shall include Ooyala Mexico, unless otherwise noted herein.

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Section 3.1 Existence; Good Standing; Authority.

(a) The Company is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own, operate and/or lease its properties and carry on its business in all material respects as currently conducted. As of the date of this Agreement, the Company is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such licensure or qualification necessary except where failure to qualify would not be reasonably likely to have, individually, or in the aggregate a Company Material Adverse Effect. The copies of the Bylaws and the Certificate of Incorporation, each as in effect as of the date hereof and made available to Parent and the Buyers’ counsel, are complete and correct, and no amendments thereto are pending.

(b) The Company has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and the Buyers, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.2 Subsidiaries.

(a) Seller Parent is the sole beneficial owner of the issued and outstanding shares of capital stock of the Company. The Company is the sole beneficial owner of the issued and outstanding shares of capital stock of Ooyala Mexico.

(b) Ooyala Mexico is duly incorporated, organized or otherwise formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, operate and/or lease its properties and to carry on its business in all material respects as currently conducted. Ooyala Mexico is duly licensed or qualified to do business as a foreign organizations under the Laws of each jurisdiction in which the character of its properties or assets or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified has not had a Company Material Adverse Effect.

Section 3.3 No Conflict; Consents.

(a) The execution and delivery by each Seller of this Agreement, and the consummation by each Seller of the transactions in accordance with the terms hereof, does not and will not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any contract, agreement,

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permit, license, authorization or obligation to which any of the Sellers is a party or by which any of the Sellers or any of any of their assets are bound, except for any such conflicts, violations, defaults and terminations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) conflict with, or result in, any violation of any provision of its certificate of incorporation or bylaws (or other similar document), or (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any Order of, or any restriction imposed by, any Governmental Authority applicable to the Company or its Subsidiaries.

(b) Except as set forth in Schedule 3.3, no notice to, declaration or filing with, or consent or approval of any federal, state, local or foreign government, any governmental, regulatory or administrative authority, agency, bureau or commission or any court, tribunal or judicial or arbitral body in each case (a “Governmental Authority”) or other third party is required by or with respect to the Company or its Subsidiaries in connection with the execution and delivery by the Company of this Agreement, and the consummation by the Sellers of the transactions in accordance with the terms hereof.

Section 3.4 Financial Statements.

(a) The Company has made available to Parent and the Buyers true and complete copies of the unaudited balance sheet of the Company as of December 31, 2018 (the “Base Balance Sheet”) and the related unaudited statements of operations, stockholders’ equity and cash flows for the fiscal period then ended (collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared in accordance with GAAP consistently applied and (ii) present fairly in all material respects the financial condition, statements of operations, stockholders’ equity and cash flows of the Company as of the dates and for the periods indicated therein.

(c) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting sufficient to provide reasonable assurance (i) that transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and to maintain asset accountability; (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets; (iv) that the recorded accountability for Company assets is compared with the existing Company assets at reasonable intervals and appropriate action is taken with respect to any difference; and (v) that accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d) The Company is not a party to any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company’s financial statements.

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(e) The Company and each of its Subsidiaries are in compliance with the requirements of the Financial Accounting Standards Board Interpretation No. 45 (“FIN 48”), and their Tax accrual workpapers explain and support all amounts provided and positions taken by the Company and any of its Subsidiaries with respect to FIN 48.

Section 3.5 Absence of Certain Changes. Except (x) as set forth on Schedule 3.5, (y) in connection with or in preparation for the Transaction and the other transactions contemplated by this Agreement, or (z) in the ordinary course of business consistent with past practices, from the date of the Base Balance Sheet to the date of this Agreement, there has not been (a) any change in the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Company, except such changes that have not had or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (b) any granting by the Company of (i) any loan or increase in compensation, perquisites or benefits or any bonus or award or (ii) any payment by the Company of any bonus, in each case to any Offeree or Mexican Employee, (c) any granting by the Company to any Offeree or Mexican Employee of any increase in severance, termination, change in control or similar compensation or benefits, (d) any entry by the Company into any amendment of or modification to or agreement to amend or modify (or announcement of an intention to amend or modify) or termination of (i) any employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, equity repurchase, equity option, consulting or similar agreement, commitment or obligation between the Company, on the one hand, and any Offeree or Mexican Employee, on the other hand, (ii) any agreement between the Company, on the one hand, and any Offeree or Mexican Employee, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of transactions involving the Company of the nature contemplated by this Agreement or (iii) any trust or insurance contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Offeree or Mexican Employee, (e) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect, (f) any change in financial accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP or applicable Law, (g) any revaluation by the Company of any of its respective assets or (h) any licensing or other agreement with regard to the acquisition or disposition of any material Business Intellectual Property Assets or rights thereto, and excluding non-exclusive licenses granted in the ordinary course of business.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability or obligation Related to the Business, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP) and Related to the Business, except for (i) Liabilities which have been reflected in Company’s balance sheet as of the Balance Sheet Date (to the extent of such reflection) or which have arisen since the Balance Sheet Date in the ordinary course of business, (ii) Liabilities for trade payables or third party payables incurred in the ordinary course of business consistent with past practice, or (iii) Liabilities incurred in connection with or as a result of this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby.

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Section 3.7 Litigation. Except as set forth on Schedule 3.7, there is not, and there has not been in the last two (2) years (or, to the Company’s knowledge, in the last three (3) years), any litigation, action, suit, proceeding, claim, arbitration or, to the Company’s knowledge, investigation, pending or, to the Company’s knowledge, threatened, against the Company, any of its properties or any of its employees in their capacity as such, and the Company has not in the last two (2) years (or, to the Company’s knowledge, in the last three (3) years) received any cease and desist letters. Neither in the last two (2) years, nor, to the Company’s knowledge, in the last three (3) years, has any Governmental Authority in writing challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted and, none of the Company or its properties is subject to any outstanding Order of any Governmental Authority.

Section 3.8 Taxes.

(a) Each of the Company and its Subsidiaries has duly and timely filed all Tax Returns with respect to the Business, Offerees, Mexican Employee, Assumed Liabilities and Purchased Assets that they were required to file under applicable Law. All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) with respect to the Business and Purchased Assets have been or will be timely paid by the due date thereof. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any such Tax Return. No deficiency or assessment with respect to Taxes related to the Business or the Purchased Assets has been proposed, asserted, or assessed in writing against Sellers the resolution of which is still pending. No written claim which could give rise to Taxes has been made with respect to the Business of the Purchased Assets by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file such Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Purchased Assets other than clause (ii) of the definition of Permitted Liens.

(b) No U.S. federal, state, local, or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Business or the Purchased Assets. Neither the Company nor any of its Subsidiaries has received from any U.S. federal, state, local, or foreign taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries, in each case Relating to the Business or the Purchased Assets. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

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(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(d) Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Treasury Regulations.

(e) Neither the Company nor any of its Subsidiaries is party to any Tax sharing agreements or similar agreements with respect to or involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law).

(f) None of the Purchased Assets sold by the Company or any of its Subsidiaries that is not a “United States person” within the meaning of Code Section 7701(a)(30) are “United States real property interests” within the meaning of Code Section 897(c)(1) and the Treasury Regulations promulgated thereunder.

(g) Notwithstanding anything to the contrary, the representations and warranties contained in this Section 3.8 may not be relied upon (for purposes of Article VIII or otherwise) with respect to any position taken on any Tax Return filed by, the Buyers or their Affiliates during, or Taxes attributable to, any period (or portion thereof) beginning after the Closing Date.

Section 3.9 Employee Benefit Plans.

(a) Schedule 3.9(a) sets forth a true, complete and correct list of each Business Employee Program in which an Offeree or Mexican Employee participates.

(b) True, complete and correct copies of the following documents, with respect to each Business Employee Program under which there are Assumed Liabilities (an “Assumed Benefit Plan”), where applicable, have previously been delivered to Parent and the Buyers: (i) all documents embodying or governing such Business Employee Program and any funding medium for the Business Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) all non-routine correspondence to and from any state or federal agency regarding any Business Employee Program; and (vii) the discrimination testing results for the last two (2) years.

(c) Each Business Employee Program that is an Assumed Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a

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determination of the qualified status of such Business Employee Program for any period for which such Business Employee Program would not otherwise be covered by an IRS determination and, to the Company’s knowledge, no event or omission has occurred that would cause any Business Employee Program to lose such qualification.

(d) (i) Each Business Employee Program that is an Assumed Benefit Plan is, and has been operated in compliance with applicable Laws and regulations and is and has been administered in all material respects in accordance with applicable Laws and regulations and with its terms. (ii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Business Employee Program that is an Assumed Benefit Plan or, to the Company’s knowledge, any fiduciary or service provider thereof, and to the Company’s knowledge, there is no reasonable basis for any such litigation or proceeding. (iii) All payments and/or contributions required to have been made with respect to all Business Employee Programs that are Assumed Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Business Employee Program and applicable Law.

(e) Neither the Company nor its ERISA Affiliates maintains or has ever maintained an Assumed Benefit Plan that is or was a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(f) Neither the Company nor any ERISA Affiliate has ever maintained, contributed, or been required to contribute to (i) an Assumed Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA; (ii) a Multiemployer Plan; (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code; (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

(g) Except for the Employee Program related to the benefits due to Mexican Employees pursuant to Mexican Law, none of the Business Employee Programs that are Assumed Benefit Plans, nor any Liability of any kind thereunder or with respect thereto, will be required by operation of law or otherwise (except as expressly provided herein) to be transferred to Parent, the Buyers and/or their Affiliates as a result of the transactions contemplated hereby.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could reasonably be expected (either alone or in conjunction with any other event) to result in any “excess parachute payment” as defined in Section 280G(b)(1) of the Code. None of the Company or any of its Subsidiaries is obligated to pay any tax “gross-up” or similar “make-whole” payments to any Offeree or Mexican Employee. No payment to be made to any Offeree or Mexican Employee under any Business Employee Program is, or to the Company’s knowledge, will be, subject to the penalties of Section 409A(a)(1) of the Code.

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(i) For purposes of this Agreement:

(i) “Business Employee Program” means each Employee Program that is maintained by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has or may have any liability, including, without limitation, by being or having been an ERISA Affiliate with any other Person.

(ii) “Employee” means each current or former employee, consultant, advisor, independent contractor, agent, officer or director of the Sellers or any ERISA Affiliate.

(iii) “Employee Program” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, change in control agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(iv) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(v) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

(vi) An entity is an “ERISA Affiliate” of the Company if it is considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(3).

(vii) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

Section 3.10 Real and Personal Property.

(a) The Company does not own any real property Related to the Business or otherwise used in the conduct of the Business.

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(b) Schedule 3.10(b) sets forth a list of all real property leased by the Company and used in the conduct of the Business (the “Leased Real Property”). True and complete copies of all leases relating to Leased Real Property identified on Schedule 3.10(b) (the “Leases”) have been delivered to Parent and the Buyers. With respect to each Lease listed on Schedule 3.10(b):

(i) the Company has a valid and enforceable leasehold interest to the leasehold estate in the Leased Real Property granted to the Company pursuant to each pertinent Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

(ii) each of the Leases has been duly authorized and executed by the Company and is in full force and effect;

(iii) to the Company’s knowledge, the Company is not in default under any such Leases, nor, to the Company’s knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company; and

(iv) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease.

(c) Except as disclosed or reflected in the Base Balance Sheet or the footnotes to the reviewed Financial Statements, and except with respect to leased personal property, the Company or Ooyala Mexico has good title to all of the tangible personal property and assets shown on the Base Balance Sheet or acquired after the date of the Base Balance Sheet and used in the Business, free and clear of any Lien, except for (i) assets which have been disposed of since the date of the Base Balance Sheet in the ordinary course of business and (ii) Permitted Liens.

Section 3.11 Labor and Employment Matters.

(a) Schedule 3.11(a) identifies, with respect to each of calendar years 2018 and 2017, (i) all employees and consultants currently employed or engaged by the Company in the conduct of the Business and (ii) for each individual identified in clause (i), such Person’s classification as a consultant or employee, job title and date of hire or commencement of engagement (provided that the Company shall furnish an updated schedule with respect to clauses (i) and (ii) for new hires and terminations after the date hereof in updated Schedules 3.11(a)(i) and 3.11(a)(ii), as of the Closing Date). Schedule 3.11(a) sets forth a true, complete and accurate list of all accrued vacation time for all such employees as of the Closing and the value of all such accrued vacation time based on each such employee’s compensation level in effect as of the Closing. There are no consultants, advisors, independent contractors, agents, officers, directors, commission agents or any other Persons rendering services to Ooyala Mexico who are not Mexican Employees.

(b) Except as set forth on Schedule 3.11(b), there are no employment, consulting, collective bargaining, severance pay, continuation pay, termination or indemnification agreements or other similar Contracts of any nature (whether in writing or not) between the Company, on the one hand, and any Offeree or Mexican Employee, labor organization or other representative of any of the Offerees or Mexican Employee, on the other hand, nor is any such Contract presently being discussed or negotiated.

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(c) The Company is not delinquent in payments to any Offeree or Mexican Employee for any wages, salaries, commissions, bonuses, benefits, contributions (including with respect to social security and housing) or other compensation for any services or otherwise arising under any policy, practice, Contract, plan, program or Law. Except for the Mexican Employees, the Company is not liable for any severance pay or other payments to any Offeree arising from the termination of employment or other service relationships prior to the Closing Date and Ooyala Mexico is not liable for any severance pay or other payments to any Mexican Employees arising from the termination of employment in excess of statutory severance provided by the Law prior to the Closing Date. The Company will not have any liability under any benefit or severance policy, practice, Contract, plan, program or Law which exists or arises, or may be deemed to exist or arise, as a result of or in connection with the transactions contemplated hereunder. Except for the Mexican Employees, the Company will not have any liability under any benefit or severance policy, practice, Contract, plan, program or Law which exists or arises, or may be deemed to exist or arise, or as a result of the termination by the Company of any Offeree employed by or under contract with the Company on or prior to the Closing Date. None of the Company’s employment policies or practices with respect to the Offerees or Mexican Employee are currently being audited or, to the knowledge of the Company, investigated by any Governmental Authority or Court. There is no pending or, to the knowledge of the Company, threatened claim, unfair labor practice charge or other charge or inquiry against the Company brought by or on behalf of any Offeree or Mexican Employee with respect to employment practices, nor is there or has there been any audit or investigation involving an Offeree or Mexican Employee related to the Company’s classification of exempt employees, independent contractors and consultants. The Company has, at all times, properly classified all Offerees as exempt or non-exempt in accordance with the Fair Labor Standards Act of 1938, as amended (the “Fair Labor Standards Act”), and relevant state Law, except for the Mexican Employees, and has properly classified all Offerees and Mexican Employee in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites. All Offerees and Mexican Employee have received all legally required meal breaks and rest periods.

(d) (i) There are no material controversies pending or, to the knowledge of the Company, threatened, between the Company and any Offeree or Mexican Employee; (ii) the Company is not a party to any collective bargaining agreement or other labor union Contract applicable to any Offeree or Mexican Employee nor are there any activities or proceedings of any labor union to organize any such Offeree or Mexican Employee; (iii) there have been no strikes, slowdowns, work stoppages, disputes, lockouts or threats thereof by or with respect to the Company, any Offeree or Mexican Employee; and (iv) there are no employment-related grievances or any internal investigation of any complaints of employment Law violations with respect to the Offerees or Mexican Employee pending or, to the knowledge of the Company, threatened. There are no pending workers’ compensation claims regarding any Offeree or Mexican Employee. The Company is not a party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Authority relating to any Offeree or Mexican Employee or employment practices. The Company is in material compliance with all applicable Laws, Contracts and policies relating to employment, employment practices, wages,

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hours and terms and conditions of employment, including without limitation, all notification and bargaining obligations arising under any collective bargaining agreement, by Law or otherwise, and the related rules and regulations adopted by applicable federal and state agencies responsible for the administration of applicable Laws. Except for the Mexican Employees, the Company is in material compliance with the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Immigration Reform Control Act of 1986, the obligations of WARN (and any similar state or local statute, rule or regulation), and the related rules and regulations adopted by those federal and state agencies responsible for the administration of such Laws. In connection with the Mexican Employees, Ooyala Mexico is in material compliance with the FLL and the related binding criterions issued by Mexican courts and has complied with employees’ profit-sharing obligations (participacion de los trabajadores en las utilidades de las empresas) as per the FLL. The Company has not effectuated, and this Transaction will not effectuate, a “plant closing”, “business closing” or “mass layoff” (as those terms are defined in WARN or similar Laws) affecting in whole or in part any site of employment, facility, operating unit or Offeree or Mexican Employee without complying with all provisions of WARN or similar Laws (including Mexican Laws) or implemented any early retirement, separation or window program, nor has the Company planned or announced any such action or program for the future. During the ninety (90)-day period preceding the date hereof, no Offeree or Mexican Employee has suffered an “employment loss” with respect to the Company as that term is defined in WARN or similar Laws.

(e) Except as set forth in Schedule 3.11(e), no Offeree or Mexican Employee has provided any notice to the Company of his or her intent to terminate his or her employment with the Company.

(f) Neither the Company nor, to the knowledge of the Company, any Offeree or Mexican Employee is obligated under any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or Order of any Court or Governmental Authority that would interfere with the use of such Person’s best efforts to promote the interests of the Business or any Buyer or that would conflict with the operation of the Business.

(g) Except for the Mexican Employees, all of the Offerees are “at will” employees, and, to the knowledge of the Company, there is no circumstance that could give rise to a valid claim by any Offeree for compensation on termination of employment or that cause or notice was required to terminate employment.

Section 3.12 Material Contracts.

(a) Schedule 3.12 sets forth (with specific reference to the subsection to which it primarily relates) each of the following Contracts to which the Company is a party or bound or to which any of its properties or assets are subject and that Relate to the Business and/or relate the Purchased Assets (the “Material Contracts”):

(i) each employment Contract that is of a nature for which the Company has a standard form agreement but that deviates (except with respect to salary payable thereunder) from such form agreement (it being understood that the description of such employment Contract in Schedule 3.12(i) sets forth in reasonable detail a description of such deviations);

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(ii) each Contract pursuant to which the Company has agreed not to compete with any person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

(iii) each Contract which provides for “exclusivity” or any similar requirement in favor of any person other than the Company, or each Contract under which the Company is restricted in any respect in the distribution, licensing, marketing, purchasing, development or manufacturing of its respective products or services;

(iv) each Contract with (A) any Stockholder of the Company, (B) any other affiliate of the Company or (C) any current director, officer or employee of any Affiliate of the Company, in each case, other than employment Contracts or other Assumed Benefit Plans;

(v) each Contract that requires consent, approval or waiver of, or notice to, a third party in the event of or with respect to the Transaction or the transactions contemplated by this Agreement, including in order to avoid termination of or loss of a benefit under any such Contract;

(vi) each Contract providing for future performance by the Company in consideration of amounts previously paid to the Company, or which has resulted or will result in deferred revenue under GAAP;

(vii) each Contract providing for future performance by the Company with less than the standard or usual Company charges to be due for such performance;

(viii) each Contract providing for payments of royalties, franchise fees, commissions, other license fees or other transactional fees to third parties, other than such Contracts entailing payments less than $100,000 in the aggregate;

(ix) each Contract granting a third party any license to Business Intellectual Property Assets that is not limited to the internal use of such third party;

(x) each Contract pursuant to which the Company has been granted any license to Business Intellectual Property Assets (excluding “click-wrap”, “shrink-wrap” and “off-the-shelf” Software, and commercially available Software available to the public generally, with annual fees of $75,000 or less);

(xi) each Contract granting the other party to such Contract or a third party “most favored nation” or similar status;

(xii) each Contract that guarantees or warrants that any of the products or services of the Company is fit for any particular purpose or that guarantees a result or commits to performance levels;

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(xiii) each Contract providing for any license or franchise granted by the Company pursuant to which the Company has agreed to provide any third party with access to source code or to provide for such source code to be put in escrow or to refrain from granting license or franchise rights to such source code to any other Person;

(xiv) each Contract containing any “non-solicitation,” “no hire” or similar provision;

(xv) each Contract providing for monetary liquidated damages (but not including such Contracts containing other kinds of provisions that provide for limiting the maximum amounts payable or for refunds of amounts in the event of a breach or a termination of such Contract);

(xvi) each Contract entered into by the Company in the last three years in connection with the settlement or other resolution of any litigation, action suit, proceeding, claim arbitration or investigation;

(xvii) each Contract between the Company and any of the 50 largest customers of the Company (determined on the basis of revenues received by the Company in the most recent 12-month period ended prior to the date of this Agreement) (the “Major Customers”); and

(xviii) each Contract which (A) has future sums due from, or provides for future performance by, any party thereto and is not terminable by the Company without cost or penalty upon notice of less than 30 days, other than such Contracts entailing past or reasonably expected future amounts less than $25,000 in the aggregate, or (B) is otherwise material to the business of the Company, taken as a whole, as presently conducted or as currently proposed by the Company to be conducted without giving effect to the Transaction.

Each Material Contract, including any and all supplements and amendments thereto, is in full force and effect and is a valid and binding agreement of the Company and, to the knowledge of the Company, of each other party thereto, enforceable against the Company and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, subject to bankruptcy, insolvency or similar laws affecting applicable creditor’s rights generally and to general principles of equity. The Company has performed or is performing all material obligations required to be performed by it under its Material Contracts and is not (with or without notice or lapse of time or both) in breach or default thereunder, and, to the knowledge of the Company, no other party to any of its Material Contracts is (with or without notice or lapse of time, or both) in breach or default thereunder. To the knowledge of the Company, there is no circumstance that is reasonably likely to occur that would reasonably be expected to have a material adverse effect on the ability of the Company or the applicable Subsidiary to perform its obligations under any Material Contract.

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(b) The Company has delivered to Parent and the Buyers complete and correct copies of all Material Contracts, and no Material Contract has been modified, rescinded or terminated after being delivered or made available, as applicable, to Parent and the Buyers. The Company has disclosed to Parent and the Buyers the material terms and status of all proposals that, if accepted, would constitute a Contract with any Major Customer. None of the Major Customers has terminated, failed to renew or requested any amendment to any of its Contracts or any of its existing relationships with the Company.

(c) Each Contract between the Company, on the one hand, and any affiliate of the Company, on the other hand, was entered into in the ordinary course of business, is consistent with past practice and is on an arm’s-length basis.

Section 3.13 Intellectual Property.

(a) Schedule 3.13(a) contains a complete and accurate list of all registered and applied for Business Patents, Business Marks, and Business Copyrights.

(b) Except as set forth on Schedule 3.13(b):

(i) (A) the Company or its Subsidiaries exclusively own the Business Intellectual Property Assets and (B) with respect to Intellectual Property Assets that the Company licenses from third parties, the Company or its Subsidiaries possess adequate and enforceable rights to such third party Intellectual Property Assets pursuant to a written license or other written agreement; in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens, except for (x) non-exclusive licenses granted to third parties in the ordinary course of business and (y) such Liens as set forth in the license for such intellectual property;

(ii) all Business Intellectual Property Assets that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (“Registered Business Intellectual Property”) are currently in compliance in all material respects with formal legal requirements, and, to the knowledge of the Company, all Business Intellectual Property Assets are valid and enforceable;

(iii) none of the Registered Business Intellectual Property is subject to any actions or maintenance fees or taxes falling due within 90 days after the Closing Date;

(iv) no issued Business Patent or pending Business Patent application included in the Registered Business Intellectual Property has been or is now involved in any interference, reissue, re-examination or opposition proceeding, and all Products made, used or sold under the Business Patents have been marked with the proper patent notice if required by applicable Law;

(v) there are no pending or, to the knowledge of the Company, threatened lawsuits against the Company or any of its employees alleging (A) that the operation of the Business as currently conducted, or any activity by the Company, or manufacture, sale, offer for sale, importation and/or use of any Product, infringes or violates (or in the past six (6) years infringed or violated) the rights of others in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past six (6) years constituted a misappropriation of) the Intellectual Property Assets of any Person or (B) that any of the Business Intellectual Property Assets is invalid or unenforceable;

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(vi) neither the operation of the Business as currently conducted, nor any activity by the Company, nor the manufacture, sale, offer for sale, importation and/or use of any Product constitutes a misappropriation of (or in the past six (6) years constituted a misappropriation of) any Third Party IP Asset or infringes or violates (or in the past six (6) years infringed or violated) any Third Party IP Asset, such representation being made subject to the knowledge of the Company with respect to Patent rights of others;

(vii) (A) the Company has not entered into any agreement Related to the Business to indemnify any other Person against any claim of infringement or misappropriation of any Intellectual Property Assets other than in the ordinary course of business; (B) there are no covenants not to sue, consents or Orders or similar obligations to which the Company is a party and is Related to the Business that: (x) restrict the Company’s rights to use any Business Intellectual Property Asset(s), or (y) restrict the Business, in order to accommodate a third party’s Intellectual Property Assets; and (C) to the knowledge of the Company, there are no covenants not to sue, consents, or Orders or similar obligations to which the Company is not a party and is Related to the Business that: (x) restrict the Company’s rights to use any Business Intellectual Property Asset(s), or (y) restrict the Business, in order to accommodate a third party’s Intellectual Property Assets;

(viii) all former and current employees, consultants and contractors of the Company involved in the development of Business Intellectual Property Assets have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (A) inventions, improvements, discoveries, writings and other works of authorship, and information Relating to the Business or any of the Products and (B) Intellectual Property Assets relating thereto, and in each case where a Business Patent is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued as required by applicable Law;

(ix) to the knowledge of the Company (A) there is no, nor has there been any in the past two (2) years, infringement or violation by any Person of any of the Business Intellectual Property Assets and (B) there is no, nor has there been any in the past two (2) years, misappropriation by any Person of any of the Business Intellectual Property Assets;

(x) the Company or its Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all Business Trade Secrets, including, without limitation, requiring each employee and consultant of the Company and any other Person with access to such Business Trade Secrets to execute a confidentiality agreement, copies or forms of which have been provided to Parent and the Buyers and, to the Company’s knowledge, there has not been any breach by any party to such confidentiality agreements;

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(xi) the Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to the source code of any of the Products, except for employees or contractors under an obligation of confidentiality;

(xii) each Product performs in accordance with its documented specifications in all material respects;

(xiii) the Products do not contain any “viruses,” “worms,” “time-bombs,” “key-locks,” or any other devices designed to disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the integrity of the data, information or signals the Products produce;

(xiv) none of the Products contain, incorporate, link or call to or otherwise use any software (in any form) licensed from another party under a license commonly referred to as a “copyleft” license that would obligate the Company to disclose, make available, offer or deliver any portion of the source code of any Product or component thereof to any third party; and

(xv) following the Closing, the Buyers will have the same rights in the material Business Intellectual Property Assets as the Company had in the material Business Intellectual Property Assets immediately prior to the Closing other than with regard to the Shared Contracts, the Excluded Intellectual Property Assets and subject to the terms of the Licensee Agreement.

Section 3.14 Data Protection and Privacy.

(a) In respect of all and any Personal Data included in the Purchased Assets, each of the Company and its Subsidiaries have:

(i) made all necessary registrations of its particulars in accordance with the Data Protection Legislation and listed all registrations in the Schedules;

(ii) at all times complied in all material respects with the Data Protection Legislation;

(iii) not received any subject access or other individual rights requests in writing made pursuant to the Data Protection Legislation;

(iv) not received any written communication from any person alleging breach of any Data Protection Legislation or complaining about the Company’s or its Subsidiaries’ processing of Personal Data; and

(v) have all rights necessary to transfer to the Buyers all such Personal Data included in the Purchased Assets.

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(b) To the knowledge of the Company, there have not been any incidents or data security breaches with respect to Personal Data included in the Purchased Assets and no person has had unauthorised or unlawful access of any such Personal Data.

(c) In relation to Personal Data originating from the European Economic Area that is included in the Purchased Assets, where processing of such Personal Data is based on the consent of a data subject (including marketing by electronic means), each data subject has given consent in compliance with applicable law with respect to the processing of his or her Personal Data carried on by or on behalf of the Company or any of its Subsidiaries.

(d) No Personal Data originating from the European Economic Area included in the Purchased Assets has been transferred outside the European Economic Area, other than:

(i) to a recipient located within a country in respect of which the European Commission has made a positive decision as to whether such country ensures an adequate level of protection of personal data (known as a “white list” country);

(ii) to a recipient with whom the Company has entered into an agreement incorporating the model clauses approved by the European Commission under: (i) Decision 2001/497/EC; (ii) Decision 2004/915/EC; or (iii) Decision 2010/87/EU; or

(iii) to a recipient located in the United States of America who is registered as a participant in the EU-US or Swiss-US Privacy Shield frameworks.

(e) All Personal Data included in the Purchased Assets has been collected by the Company in compliance with applicable law. Each of the Company and its Subsidiaries have not supplied or provided access to the Personal Data included in the Purchased Assets to a third party for remuneration or other consideration in violation of applicable Law.

Section 3.15 Environmental Matters.

(a) The Company is in material compliance with all Environmental Laws applicable to the Business and the use of the Leased Real Property.

(b) The Company has not generated, transported, treated, stored, or disposed of any Hazardous Material on any Leased Real Property, except in material compliance with all applicable Environmental Laws, and, as of the date of this Agreement, there has been no Release or threat of Release of any Hazardous Material by the Company at or on the Leased Real Property that requires reporting, investigation or remediation by the Company pursuant to any Environmental Law.

(c) In each case with respect to the Business, the Company has not (i) received any written notice under the citizen suit provisions of any Environmental Law; (ii) received any written request for information, notice, demand letter, administrative inquiry or written complaint or claim under any Environmental Law; (iii) been subject to or, to the Company’s knowledge, threatened with, any governmental or citizen enforcement action with respect to any Environmental Law or (iv) received written notice of or otherwise have knowledge of any unsatisfied liability under any Environmental Law.

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(d) To the Company’s knowledge, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Company pursuant to any Environmental Law.

Notwithstanding anything to the contrary, the representations and warranties contained in this Section 3.15 constitute the sole representations and warranties of Sellers relating to any environmental matters, including any arising under Environmental Law.

Section 3.16 No Brokers. No Seller has entered into any contract, arrangement or understanding with any Person that may result in the obligation of the Company, any Seller, Parent or any Buyer to pay any finder’s fees, brokerage or agent’s commissions or other similar payments in connection with the negotiations leading to this Agreement or consummation of the Transaction.

Section 3.17 Compliance with Laws. The Company has not received any notice of any default or violation of any Law or Order applicable to the Business or by which any Purchased Asset is bound, and the Company is not, and in the last two (2) years there has not been, nor, to the knowledge of the Company, in the last (3) years has the Company been, in default or violation of any such Law or Order.

Section 3.18 Licenses and Permits. Schedule 3.18 sets forth a true, complete and correct list of all material licenses, permits, approvals, authorizations, registrations and certifications of any Governmental Authority, which have been issued to the Company and Relate to the Business and are currently in effect (the “Company Licenses”). Each Company License is valid and in full force and effect. There is no investigation or proceeding pending or, to the knowledge of the Company, threatened in writing that could result in the termination, revocation, suspension or restriction of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License. Except as set forth in Schedule 3.18, none of the Company Licenses shall be affected in any material respect by the consummation of the transactions contemplated hereby.

Section 3.19 Records. The Transferred Business Books and Records are stated in reasonable detail and are accurate and complete in all material respects and have been maintained in accordance with good business practices on a basis consistent with prior years.

Section 3.20 Affiliated Transactions. Other than the shareholders of Seller Parent in their capacity as such and any employment Contract with the Company or Assumed Benefit Plan, except as set forth on Schedule 3.20, no officer, director, employee or Affiliate of the Company or any entity in which any such Person or individual owns any beneficial equity interest (other than beneficial ownership of less than 5% of the outstanding equity interest in a publicly held entity) (a) is involved in any material business arrangement or relationship with the Company or is a party to any agreement, contract or arrangement which Relates to the Business or (b) owns or has any interest in any Purchased Asset.

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Section 3.21 Title to Assets and Properties.

(a) The Company has a valid leasehold or possessory interest in all Purchased Assets leased by it, and sole ownership of, and good and sole title to, all other Purchased Assets (it being understood that claims by Buyer for indemnification pursuant to Section 8.2(a) hereof with respect to ownership, interest and title in and to Business Intellectual Property Assets shall be brought under Section 3.13), and upon the consummation of the transactions contemplated hereby, the Company will transfer to the Buyers sole ownership of (and in the case of any leased Purchased Assets, valid leasehold interests in) all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens. All of the Purchased Assets of the Company are free and clear of any Lien, except for Permitted Liens.

(b) Except for any rights specifically inuring to the benefit of the Buyers under the License Agreement and assets used to provide services under the Transition Services Agreement, the Purchased Assets to be transferred to the Buyers at the Closing constitute all of the Assets (tangible and intangible, including Intellectual Property Assets) that are Related to the Business or used in, held for use in, or necessary for the conduct of the Business, and such Purchased Assets to be transferred to the Buyers at the Closing are adequate and sufficient to enable the Buyers to conduct the Business, including the use, operation, design, marketing, promotion, modification, development, licensing, distribution, delivery, provision, operation, support, administration, maintenance, and other exploitation of the Products and performance of services in the conduct of the Business (including Products currently under development) and to own, use, and operate, design, market, promote, modify, license, distribute, deliver, provide, support, administer, maintain, and otherwise exploit the Purchased Assets in a manner consistent with, and in substantially the same manner as, the conduct of the Business and the ownership, use and operation, design, marketing, promotion, modification, modification, licensing, delivery, provision, support, administration, maintenance, and other exploitation of the Purchased Assets on the date of this Agreement and during the twelve (12) months prior to the date hereof.

(c) No Company Subsidiaries other than Sellers (i) are engaged in any manner in the conduct of the Business, directly or indirectly; or (ii) own, use, hold for use, possess or control, or has any right, title, or interest in or to, any Asset (including any Intellectual Property Asset or Contract) that is used in, held for use in, necessary for or Related to the conduct of the Business. Other than the Contracts set forth on Schedule 3.23(c)(ii) (the “Excluded Contracts”), the Assumed Contracts listed on Schedule 2.1(f) are all of the Contracts by or between the Company and/or any of its subsidiaries or Affiliates, on the one hand, and any third Person, on the other hand, under which such Contracts, or any Assets obtained thereunder, are used in, held for, related to, or necessary for the conduct of the Business. True and complete copies of all Assumed Contracts and Excluded Contracts have been made available to Parent and the Buyers.

(d) All tangible Assets and properties which are part of the Purchased Assets are in good operating condition, regular and proper repair, and are usable in the ordinary course of business, in all material respects.

Section 3.22 Insurance. Schedule 3.22 sets forth a complete and correct list and description of all insurance policies presently in effect that cover the Purchased Assets and/or the Business, complete and correct copies of which have been delivered to Parent and the Buyers.

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All such policies are valid, outstanding and enforceable policies (subject to bankruptcy, insolvency, or similar laws affecting applicable creditors’ rights generally and to general principles of equity) and provide insurance coverage for the properties, assets and operations of the Company, of the kinds, in the amounts and against the risks required to comply with applicable Law. The Company has not been refused any insurance with respect to any aspect of the operations of its business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. No notice of cancelation or termination has been received with respect to any such policy. The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

Section 3.23 Significant Customers and Suppliers. Schedule 3.23(a) identifies each customer that for the fiscal years ended December 31, 2018 and 2017 represented at least 2.5% of total revenues of the Company Related to the Business for such year or period, as applicable, and in the case of each such customer, indicates the amount of earned revenue recognized in accordance with GAAP by the Company from such customer for such year or period, as applicable. Schedule 3.23(b) identifies each vendor that for the fiscal years ended December 31, 2018 and 2017 represented at least 2.5% of total expenditures of the Company Related to the Business for such year or period, as applicable, and in the case of each such vendor, indicates the amount paid in accordance with GAAP by the Company to such vendor for such year or period, as applicable. Except as indicated in Schedule 3.23(a) or 3.23(b), no such customer or supplier has, (i) to the Company’s knowledge, terminated or materially reduced or threatened to terminate or materially reduce its purchases from or provision of Products or (ii) terminated, failed to renew or requested in writing any amendment to the Contract between such customer or vendor and the Company or any of its existing relationships with the Company.

Section 3.24 Non-Company Seller Representations and Warranties.

(a) Each Seller other than the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which each Seller other than the Company is a party have been duly authorized, executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against the Company in accordance with the terms hereof or thereof, as applicable, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The execution and delivery of this Agreement and the other Transaction Documents by each Seller other than the Company and the consummation by such Seller of the transactions in accordance with the terms hereof and thereof do not: (i) conflict with, or result in, any violation of any provision of the organizational documents of such Seller that is not a natural person; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, regulation or rule, or any order of, or any restriction imposed by, any Court or other governmental agency applicable to such

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Seller; or (iii) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any Assumed Contract, Company License, or any other obligation Related to the Business and/or the Purchased Assets to which such Seller is a party, except for any such conflicts, violations, defaults and terminations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There is no action, suit, claim, litigation, arbitration or proceeding of any nature pending, or to the knowledge of any Seller other than the Company, threatened, against such Seller or its properties (tangible or intangible) or any of its officers or directors (in their capacities as such), in each case that relates in any way to this Agreement or any of the transactions contemplated hereby. There is no investigation or other proceeding pending or, to the knowledge of Seller other than the Company, threatened, against such Seller or any of its properties (tangible or intangible) or its officers or directors (in their capacities as such) by or before any Governmental Authority, in each case that relates in any way to this Agreement or any of the transactions contemplated hereby.

(d) No holder of equity securities of any Seller, together with any other entity that such Seller controls directly or indirectly pursuant to 16 C.F.R. Part 801.1(b), will hold after Closing greater than $84.4 million of Parent’s voting securities as calculated in accordance with 16 C.F.R. Part 801.13.

Section 3.25 Certain Business Activities.

(a) Neither the Company nor its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, consultant or agent acting on behalf of the Company or its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or any foreign or domestic political party, campaign or candidate for political office or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any provision of any similar foreign anti-corruption or anti-money laundering law or rule, (iii) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of Section 1128B(b) of the U.S. Social Security Act, as amended, or (iv) made any other similar unlawful payment under any similar foreign Laws. To the knowledge of the Company, no officer or director of the Company and its Subsidiaries thereof is a foreign or domestic government official or employee or a candidate for any foreign or domestic political office.

(b) The Company and each of its Subsidiaries are and for the past five years have been in material compliance with all United States government export control, trade, and economic sanctions Laws, including the Export Administration Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Foreign Asset Control Regulations, customs Laws and any rules and regulations issued under any of the foregoing and all trade regulations administered and enforced by the United States government Department of Treasury Office of Foreign Assets Control (collectively, “U.S. Export Controls”) or any other Governmental Authority related to the regulation of exports, re-exports, transfers, releases,

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shipments, transmissions or similar transfer of goods, technology, software or services. Neither the Company nor any of the Subsidiaries has made any voluntary or other disclosures to the United States government or any other Governmental Authority with respect to any actual or alleged irregularity, misstatement or omission or other potential violation arising under or relating to the requirements of U.S. Export Controls. To the knowledge of the Company, no proceeding or written notice has been filed or commenced against the Company or any of its Subsidiaries alleging any failure to comply with any U.S. Export Controls.

Section 3.26 Solvency. The Company is not now Insolvent and will not be rendered Insolvent by any of the transactions contemplated by this Agreement.

Section 3.27 Securities Laws Matters. Each Seller is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Each Seller acquiring Parent Common Stock is doing so for such Seller’s own account and for the purpose of investment and not with a view to distribution or resale thereof. Each Seller understands and acknowledges that it may not distribute all or any portion of the Parent Common Stock it may receive hereunder except in accordance with (a) the terms of this Agreement and (b) applicable securities Laws. Each Seller acknowledges that it is able to bear the economic risk of an investment in the Parent Common Stock and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Parent Common Stock.

Section 3.28 No Other Representations or Warranties. Except as provided in this Article III, none of the Company, Sellers, nor any of their Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever on behalf of the Sellers to Parent, the Buyers or their respective Affiliates, respective directors, managers, officers, employees, equityholders, partners, members or representatives (including any estimates, projections, forecasts, plans, budgets or other forward-looking statements, whether in relation to financial matters or anything else). Notwithstanding any other provision of this Agreement, the Sellers acknowledge and agree that none of the Parent, the Buyers nor any of their Affiliates, nor any of its and their respective directors, officers, employees, equityholders, partners, agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Subject to such exceptions as are disclosed in any Parent SEC Document and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (“EDGAR”) (excluding any disclosures set forth in any section of any Parent SEC Document entitled “Risk Factors” or “Forward-Looking Statements”), Parent and each Buyer hereby represent and warrant to the Company as of the date hereof and as of the Closing (or, if made as of a specified date, as of such date) as follows:

Section 4.1 Organization. Each of Parent and the Buyers is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own, operate, lease and encumber its properties and to carry on its business as currently conducted. The copies of certificate of incorporation and the by-laws

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of Parent available on EDGAR are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The copies of the organizational documents of each of the Buyers made available to the Sellers are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 4.2 Authorization; Validity of Agreement; Necessary Action.

(a) Each of Parent and the Buyers has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Parent and the Buyers of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action by the board of directors of Parent and the Buyers, respectively, and no other action on the part of Parent and the Buyers is necessary to authorize the execution and delivery by Parent and the Buyers, respectively, of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Buyers and, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and the Buyers, enforceable against Parent and the Buyers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The Board of Directors of each of Parent and Buyer, at a meeting duly called and held or pursuant to action by unanimous written consent, has adopted resolutions that approved this Agreement and the execution, delivery and performance of this Agreement by Parent and Buyer, respectively, and the consummation of the transactions contemplated hereby. In each case, such resolutions and consents have not been subsequently rescinded, modified or withdrawn.

Section 4.3 No Conflict; Consents.

(a) The consummation by Parent and the Buyers of the transactions in accordance with the terms of this Agreement do not (i) contravene, violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or obligation to which Parent or the Buyers is a party or by which Parent, the Buyers or any of their respective assets are bound, except for any such conflicts, defaults, violations, terminations and any waivers if not obtained that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with, or result in, any violation of any provision of the certificate of incorporation, bylaws or other organizational documents of Parent or the Buyers, or (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law or any Order of, or any restriction imposed by, any Governmental Authority applicable to Parent or the Buyers.

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(b) No notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party is required by or with respect to Parent or the Buyers in connection with the execution and delivery by Parent and the Buyers of this Agreement, and the consummation by Parent and the Buyers of the transactions in accordance with the terms hereof, except for any consents, approvals, notices, or declarations or filings, which if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Parent Capitalization.

(a) As of October 29, 2018, the authorized capital of Parent consists of 100,000,000 shares of Parent Common Stock, of which 36,483,515 shares are issued and outstanding, and 5,000,000 shares of Parent preferred stock, none of which are issued and outstanding. The rights, preferences, privileges and restrictions of the capital stock of Parent are as stated in Parent’s certificate of incorporation.

(b) As of October 29, 2018, (i) 10,279,094 shares of Parent Common Stock are reserved for issuance under Parent’s 2012 Stock Incentive Plan, of which 4,142,806 shares are subject to outstanding options or restricted stock units, (ii) 220,623 shares of Parent Common Stock are issuable upon the exercise of outstanding options under Parent’s Amended and Restated 2004 Stock Option and Incentive Plan, (iii) 840,000 shares of Parent Common Stock are subject to outstanding options or restricted stock units under Parent’s 2018 Inducement Plan, (iv) 625,000 shares of Parent Common Stock are subject to outstanding options and restricted stock units under Parent’s 2014 Stock Option Inducement Plan and (v) no shares of Parent Common Stock are subject to outstanding options or restricted stock units under Parent’s 2012 RSU Inducement Plan (clauses (i) through (v), collectively, the “Parent Options”).

(c) Except for the Parent Options, as of October 29, 2018: (i) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which Parent is a party requiring the issuance, sale or transfer by Parent of any additional shares of capital stock or other equity securities of Parent or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of Parent or other equity securities of Parent; and (ii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights issued by or through Parent with respect to Parent.

(d) All shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in all material respects in compliance with all applicable securities laws. All shares of Parent Common Stock which may be issued pursuant to the Transaction, when issued in accordance with the terms hereof, will be voting stock that is duly authorized, validly issued, fully paid and nonassessable, free and clear of any Liens created by Parent (including restrictions on rights of disposition other than restrictions created under applicable securities laws) and not subject to any preemptive rights created by statute, the certificate of incorporation or bylaws of Parent or any Contract to which Parent is a party or by which it is bound.

Section 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the Transaction based upon arrangements made by or on behalf of Parent, the Buyers or their respective Affiliates.

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Section 4.6 Litigation. There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the actual knowledge of the senior management of Parent or any Buyer, threatened in writing, against Parent or such Buyer, respectively, and neither Parent nor any Buyer is subject to any outstanding Order of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the Transaction, (b) otherwise prevent or materially delay performance by Parent or any Buyer of any of their respective material obligations under this Agreement or (c) have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 Financing. The Buyers have sufficient currently-available funds on hand (including, for these purposes, funds that currently may be drawn down under existing lines of credit), and will have at all times prior to the Closing sufficient currently-available funds on hand, to consummate the Transaction, including, without limitation, to (a) pay the Purchase Consideration pursuant to Section 2.6, (b) pay all outstanding fees and expenses of the Buyers in connection with the Transaction and (c) provide for the payment of any increase of the Purchase Consideration, if applicable, pursuant to Section 2.7(b)(iv).

Section 4.8 SEC Documents; Financial Statements.

(a) Parent has timely filed or furnished all Parent SEC Documents since December 31, 2017. Parent has delivered or made available to the Company (including through EDGAR) accurate and complete copies of the Parent SEC Documents and of all comment letters received by Parent from the Staff of the SEC since the end of Parent’s most recent fiscal year and all responses to such comment letters by or on behalf of Parent. No Subsidiary of Parent is required to file with or furnish to the SEC any forms, reports, schedules, statements or other documents.

(b) As of their respective filing dates, each Parent SEC Document and all Parent SEC Documents filed after the date hereof but before the Closing complied, or, if filed after the date hereof, will comply, in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC thereunder, and none of the Parent SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Parent SEC Document filed subsequently.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, each of Parent and, to the knowledge of Parent, each of its executive officers and directors is and, for the past two (2) years subject to any applicable grace periods, has been in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

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(d) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information relating to Parent, including its consolidated Subsidiaries, required to be included in Parent’s periodic and current reports required under the Exchange Act, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e) The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied and Regulation S-X of the SEC (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q under the Exchange Act) and present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries at the dates thereof and the consolidated results of its operations, changes in shareholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments). There has been no change in Parent’s accounting policies except as described in the notes to the Parent Financial Statements.

(f) Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the statements contained in any such certifications were true and complete on the date such certifications were made.

Section 4.9 Governmental Approvals. No consent or filing with any Governmental Authority is required to be made by Parent or any Buyer or any of their respective Subsidiaries in connection with the execution, delivery or performance of this Agreement by Parent or any Buyer or the consummation of the other transactions contemplated hereby, other than (a) those consents or filings listed on Schedule 4.9, (b) compliance with the Securities Act and the Exchange Act (and applicable rules and regulations promulgated thereunder), the applicable rules and regulations of Nasdaq and any other federal or state securities laws, or (c) such other consents or filings the failure of which to obtain or make prior to the Closing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the Parent organizational documents or the applicable rules of Nasdaq in order for Parent to enter into the Agreement and consummate the transactions contemplated by this Agreement.

Section 4.11 No Outside Reliance. Except as provided in this Article IV, none of the Parent, Buyer, nor any of their Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever on behalf of the Parent and Buyer to the Sellers or

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their respective Affiliates, respective directors, managers, officers, employees, equityholders, partners, members or representatives (including any estimates, projections, forecasts, plans, budgets or other forward-looking statements, whether in relation to financial matters or anything else). Notwithstanding anything contained in this Article IV or any other provision hereof, Parent and Buyer acknowledge and agree that none of Sellers, the Company nor any of their Affiliates, nor any of its and their respective directors, officers, employees, equityholders, partners, agents or representatives, has made, or is making, any representation or warranty whatsoever on behalf of the Sellers, express or implied, beyond those expressly given in Article III and in the other Transaction Documents, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the Purchased Assets, Assumed Liabilities or the Business. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or Annexes, or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Parent, Buyer or any of their Affiliates, agents or representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent, Buyer or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company or any Seller, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article III.

ARTICLE V - CONDUCT OF BUSINESS PRIOR TO CLOSING

Section 5.1 Conduct of Business Prior to Closing. Except as provided or permitted herein, as set forth in Schedule 5.1, or as consented to in writing by the Buyers, during the period commencing on the date of this Agreement and ending at the Closing or such earlier date as this Agreement is terminated in accordance with its terms (such period is referred to as the “Pre-Closing Period”), the Company and its Subsidiaries shall use commercially reasonable efforts to (x) act and carry on the Business in the ordinary course consistent with past practice, (y) maintain and preserve the Business and the Purchased Assets in the ordinary course consistent with past practice, and (z) continue to perform in all material respects under existing Material Contracts in effect on the date hereof (for the respective terms provided in such contracts). Without limiting the generality of the foregoing, except as provided or permitted herein, as set forth in Schedule 5.1, or as consented to in writing by the Buyers, during the Pre-Closing Period, neither the Company nor any of its Subsidiaries shall, directly or indirectly, other than in the ordinary course of business consistent with past practice, do any of the following without the prior written consent of the Buyers:

(a) make any change to the Certificate of Incorporation or Bylaws or change the authorized capital stock of the Company;

(b) (i) incur any Indebtedness or guarantee any such indebtedness of another Person, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing,

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(iii) make any loans, advances or capital contributions to, or investment in, any other Person, other than the Company, or (iv) mortgage, pledge or otherwise encumber any material assets, or create or suffer any material Lien thereupon, except, in each case, in the ordinary course of business and consistent with prior practices;

(c) materially change accounting policies or procedures, except as required by Law or by GAAP;

(d) adopt, enter into or materially amend any Business Employee Program in which Offerees or Mexican Employee participate (except to the extent such action applies to all similarly situated employees of the Company who are not Offerees or Mexican Employee) or any individual employment, consulting, retention, change in control, bonus or severance agreement with any Offeree or Mexican Employee;

(e) increase the rates of direct compensation or bonus compensation payable or to become payable to any Offeree or Mexican Employee, except as required by applicable Law or in accordance with the existing terms of Contracts entered into prior to the date of this Agreement or for annual increases of salaries in the ordinary course of business not to exceed $10,000 in the aggregate;

(f) make any material acquisition or capital expenditure in excess of $25,000 in the aggregate for the Company or any of its Subsidiaries, taken as a whole, other than in the ordinary course of business or as provided for in the Company’s annual budget;

(g) sell, lease, license, pledge or otherwise dispose of or encumber any Purchased Assets of the Company or any of its Subsidiaries other than in the ordinary course of business and consistent with prior practices;

(h) except to the extent subject to reserves reflected on the Base Balance Sheet or the footnotes to the reviewed Financial Statements in accordance with GAAP, in the ordinary course of business or as specifically provided in this Agreement, enter into, materially modify, materially amend, renew or terminate any Material Contract, or knowingly waive, release or assign any material rights or material claims (including any material write-off or other material compromise of any accounts receivable of the Company or any of its Subsidiaries);

(i) accelerate, beyond the Company’s ordinary business practices consistent with past practice, the collection of, or discount any, accounts receivable of the Company, any of its Subsidiaries or the Business;

(j) settle or compromise any litigation or other disputes (whether or not commenced prior to the date of this Agreement) Related to the Business or the Purchased Assets other than settlements or compromises for litigation or other disputes where the amount paid in settlement or compromise does not exceed $25,000 in the aggregate, for all such litigation or other disputes;

(k) enter into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions;

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(l) except as set forth on Schedule 1.1(a), renew or extend the term of any Contract that has an annual value of at least $50,000 and Relates to the Business, except for customer Contracts renewed in the ordinary course of business and consistent with prior practice; or

(m) make any Tax election, enter into any settlement of or otherwise compromise any Tax liability that individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect.

Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or any Buyer, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing.

ARTICLE VI - ADDITIONAL AGREEMENTS

Section 6.1 Stockholder Consent. The Company shall use its reasonable best efforts to obtain, as promptly as practicable from and after the execution of this Agreement, the approval of the Stockholder in accordance with applicable Law and its Certificate of Incorporation and Bylaws (the “Requisite Stockholder Approval”). The Requisite Stockholder Approval shall be irrevocable with respect to all shares of Company Common Stock that are owned beneficially or of record by the Stockholder or as to which it has, directly or indirectly, the right to vote or direct the voting thereof.

Section 6.2 Access to Information; Confidentiality.

(a) Without undue disruption of its business, during the Pre-Closing Period, the Company and its Subsidiaries shall, and shall cause each of its officers, employees and agents to, give Parent, the Buyers and their respective representatives reasonable access upon reasonable notice and during times mutually convenient to Parent and the Buyers, on the one hand, and senior management of the Company, on the other hand, to the facilities, properties, Offerees or Mexican Employee, books and records concerning the affairs of the Business, in each case (including but not limited to any organizational charts that relate to employees of the Company and its Subsidiaries Related to the Business, Purchased Assets and Assumed Liabilities) of the Company and its Subsidiaries as from time to time may be reasonably requested for the purpose of preparing for the operation of the Business following the Closing; provided that such investigation shall be conducted in accordance with all applicable Laws and shall be at the Buyers’ sole cost and expense.

(b) Any such investigation by Parent and any Buyer shall not unreasonably interfere with any of the businesses or operations of the Company or any of its Subsidiaries. Parent and the Buyers shall not, during the Pre-Closing Period, have any contact whatsoever with respect to the Company or any of its Subsidiaries or with respect to the transactions contemplated by this Agreement with any partner, lender, lessor, vendor, customer, supplier, employee or consultant of the Company or any of its Subsidiaries, without the prior written consent of the Company or Subsidiary, as applicable, which approval shall not be unreasonably withheld. All requests by Parent and the Buyers for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by the Company or its Subsidiaries.

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(c) Parent and the Buyers shall keep all information obtained pursuant to this Section 6.2 confidential in accordance with the terms of the confidentiality and non-disclosure agreement dated October 3, 2018, between Parent and the Company (the “Confidentiality Agreement”); provided, however, that notwithstanding anything to the contrary in the Confidentiality Agreement, Parent, the Buyers and the Company may issue press release(s) or make other public announcements in accordance with Section 6.4.

Section 6.3 Regulatory and Other Authorizations; Consents.

(a) The Sellers, Parent and the Buyers shall use commercially reasonable efforts to obtain the authorizations, consents, Orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement.

(b) The Sellers, Parent and the Buyers shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(c) Parent and the Buyers shall use commercially reasonable efforts to assist the Sellers in obtaining the consents of third parties to complete the transactions contemplated by this Agreement, including (i) providing to such third parties such financial statements and other financial information as such third parties may reasonably request, (ii) agreeing to commercially reasonable adjustments to the terms of the agreements with such third parties; provided that no party hereto shall be required to agree to any material increase in the amount payable or material decrease in the amount owed with respect thereto; and (iii) executing agreements to effect the assumption of such agreements on or before the Closing Date.

Section 6.4 Public Announcements. The Company, Parent and the Buyers shall not make, or cause to be made by any of each party’s Affiliates, any press release, public announcement or other communication to any Person who is not a party in respect of this Agreement or any of the transactions contemplated hereby without prior written consent of Parent, unless otherwise required by Law; provided that Parent and the Company shall cooperate in good faith to communicate with customers of the Company or any of its Subsidiaries Related to the Business regarding Parent, Buyer and the transactions contemplated hereby. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing, Parent, the Buyers and their respective Affiliates shall not be bound by the provisions of this Section 6.4 following the Closing Date.

Section 6.5 No Solicitations.

(a) During the Pre-Closing Period, neither the Company nor any Seller shall, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition or similar transaction involving the purchase of the Business or Assets or Liabilities related thereto (an “Alternative Transaction”); provided, however, that the sale of the Flex Products, any Excluded Assets or Excluded Liabilities shall not be deemed to constitute an Alternative Transaction.

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(b) During the Pre-Closing Period, neither the Company nor any Seller will, and the Company will not permit any of the members of the Company Board or any of its officers, employees, advisors, representatives or agents to, directly or indirectly, (i) negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any Alternative Transaction other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person or entity, any information Related to the Business or the Purchased Assets in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing. The Company shall promptly notify Parent and the Buyers in writing if the Company has received any proposal or offer with respect to an Acquisition Transaction.

(c) The Company and Sellers shall, and the Company shall cause its representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent, the Buyers and their Affiliates or representatives) conducted heretofore with respect to any Alternative Transaction.

Section 6.6 Tax Covenants and Agreements. The parties hereto agree that:

(a) Conduct of the Company. During the Pre-Closing Period, without the prior written consent of Parent and the Buyers, which shall not be unreasonably withheld, conditioned or delayed, neither the Company nor any of its Subsidiaries shall make or change any material election, change an annual accounting period, adopt or change any accounting method, file any amended material Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Purchased Assets of the Business, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Purchased Assets or the Business.

(b) Transfer Taxes. Any transfer, documentary, sales, use, stamp or other similar Taxes and recording and filing fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne and paid 50% by the Company and 50% by Buyer. The Buyers and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.

(c) Cooperation. The Buyers and Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, including, access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Buyers or Sellers, the making of any election

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relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of the Buyers and Sellers shall retain all books and records with respect to Taxes pertaining to the Purchased Assets until the earlier of (i) the expiration of the applicable statute of limitations or (ii) seven (7) years following the Closing Date. The Buyers and Sellers shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Purchased Assets or the Allocation. Each of the Buyers and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

(d) Property Taxes. To the extent not otherwise provided in this Agreement, Sellers shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to the Pre-Closing Tax Period. All Property Taxes levied with respect to the Purchased Assets for the Straddle Period shall be apportioned between the Buyers and Sellers based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. The Sellers shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and the Buyers shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. In the case of all other Taxes, the portion of such Taxes allocable to the period before the Closing Date shall be computed on the assumption that the taxable period ended on the Closing Date. Upon receipt of any bill for such Property Taxes, the Buyers or the Sellers, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.6(d) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that the Buyers or the Sellers make any payment for which it is entitled to reimbursement under this Section 6.6(d), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(e) Purchase Price Allocation. The Purchase Consideration (and any other amounts properly taken into account under the Code) shall be allocated among the Purchased Assets as in accordance with the methodology set forth on Schedule 6.6(e) and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Allocation”). The Allocation shall be delivered by the Buyers to Sellers within 90 days after the Closing Date for Sellers’ review and approval, which approval shall not be unreasonably withheld. Sellers and the Buyers shall work in good faith to resolve any disputes relating to the Allocation within 30 days. If Sellers and the Buyers are unable to resolve any such dispute, such dispute shall be resolved promptly by a nationally recognized accounting firm mutually acceptable to the Buyers and Sellers (the “Tax Accountant”), the costs of which shall be borne by equally by the Buyers and Sellers. The Buyers and Sellers shall instruct the Tax Accountant to resolve any such remaining disputes in accordance with the provisions of this Agreement (including the methodology set forth on Schedule 6.6(e)) and the Tax Accountant shall not assign a value for any item that remains in dispute that is greater than the greatest value, or smaller than the smallest value, set forth by

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either the Buyers or the Sellers in their written submissions to the Tax Accountant. If the Purchase Consideration is subsequently adjusted, the Allocation shall be adjusted in a manner consistent with this Section 6.6. The Buyers and Sellers shall file all Tax Returns (including, but not limited to, IRS Form 8594) consistent with the Allocation. Neither the Buyers nor Sellers shall take any Tax position inconsistent with such Allocation and neither the Buyers nor Sellers shall agree to any proposed adjustment to the Allocation by any Tax authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent the Buyers or Sellers from settling any proposed deficiency or adjustment by any Tax authority based upon or arising out of the Allocation, and neither the Buyers nor the Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Tax authority challenging such Allocation. Parent and the Buyers, as applicable, shall be entitled to withhold, report and pay any applicable Taxes (included but not limited to value added tax) required under Mexican tax Laws that may result from the purchase price allocation to the assets transferred by Ooyala Mexico.

Section 6.7 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall give prompt notice to Parent and the Buyers of the occurrence or non-occurrence of any event that results in the breach of any representation, warranty, covenant or agreement of the Company or any of its Subsidiaries herein such that any closing condition contained in Section 7.2(a) or Section 7.2(b) would not be satisfied (assuming that the Closing were to occur at such time); provided, however, that the delivery of any notice pursuant to this Section 6.7(a) shall not limit or otherwise affect the remedies available to Parent or the Buyers hereunder.

(b) During the Pre-Closing Period, Parent and the Buyers shall give prompt notice to the Company of the occurrence or non-occurrence of any event that results in the breach of any representation, warranty, covenant or agreement of Parent or the Buyers herein such that any closing condition contained in Section 7.3(a) or Section 7.3(b) would not be satisfied (assuming that the Closing were to occur at such time); provided, however, that the delivery of any notice pursuant to this Section 6.7(b) shall not limit or otherwise affect the remedies available to the Company hereunder.

(c) During the Pre-Closing Period, each of the Sellers, on the one hand, and Parent and the Buyers, on the other hand, shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the authorization, license, permit, consent, waiver or approval of such Person is or may be required in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, (ii) any notice or other communication from any Governmental Authority in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby and (iii) any claim relating to or involving or otherwise affecting such party that relates to this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby.

(d) During the Pre-Closing Period, the Company shall give prompt notice to Parent and the Buyers of any fact, event, change, development, circumstance or effect occurring after the date hereof (or of which it became aware after the date hereof) that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(e) During the Pre-Closing Period, Parent and the Buyers shall give prompt notice to the Company of any fact, event, change, development, circumstance or effect occurring after the date hereof (or of which it became aware after the date hereof) that has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.8 Employee Matters.

(a) Prior to the Closing, Parent or US Buyer shall offer “at will” employment, contingent on the Closing, by Parent or US Buyer to the Key Employees and Other Employees (each, an “Offeree”), except for the Mexican Employees. Such “at-will” employment arrangements will supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing (other than any proprietary rights, confidentiality, noncompetition, nonsolicitation and assignment of inventions agreements which, for the avoidance of doubt, shall remain in effect, are assigned to US Buyer under this Agreement and are and shall be in addition to, and shall not limit or be limited by, the Employee Documentation and any other agreements and restrictions required by Parent and/or US Buyer). Each of the Offerees who executes and delivers his or her acceptance of an offer of employment or employment agreement (in either case, an “Offer Letter”), and associated employment-related documents including US Buyer or Parent’s form of restrictive covenant agreement, confidentiality and proprietary information and inventions assignment agreement and such other agreements and documents as US Buyer or such Affiliate requires (collectively, the “Employee Documentation”), within the reasonable deadline set by the Offer Letter and becomes an employee of US Buyer or Parent shall be referred to herein as a “Hired Employee.” Following the delivery of each Offer Letter by US Buyer or Parent, the Company and its Subsidiaries shall use their commercially reasonable efforts to ensure that each Offeree (i) accepts such Offeree’s Offer Letter as soon as possible and (ii) executes and delivers to Parent as soon as possible following such acceptance and delivery of the Employee Documentation, which shall be effective subject to the occurrence of the Closing and satisfaction of the conditions in the Employee Documentation and the satisfaction of a background check. Parent shall not be responsible for any Liability (x) related to the termination of any Employee of the Company or its Subsidiaries or (y) related to any Employee’s employment or other service relationship with the Company or any of its Subsidiaries.

(b) Prior to the Closing Date, the Company shall cooperate with Parent and US Buyer, if and to the extent reasonably requested by Parent and US Buyer, to (i) allow Parent, US Buyer and their respective representatives to conduct, with the Company’s prior written consent (not to be unreasonably conditioned, delayed or withheld), employee orientation sessions (with such sessions to be held during scheduled work hours at times reasonably agreed to by the Company, on the one hand, and Parent and US Buyer, on the other hand) and to meet with the Offerees (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by the Company, Parent and US Buyer, and (ii) with the Company’s prior written consent (not to be unreasonably conditioned, delayed or withheld), provide information to employees regarding Parent’s or US Buyer’s (or any of their Subsidiaries’) employee benefit

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plans and allow Parent, US Buyer and their respective representatives to conduct an open enrollment period to enable potential employees of Parent and US Buyer to make benefit enrollment elections under such employee benefit plans of Parent and US Buyer (or any of their Subsidiaries) that will be made available (if any) to employees of Parent and US Buyer on and after the Closing. Representatives of the Company will be permitted and provided reasonable opportunity to attend any meetings. Nothing in this Section 6.8(b) shall apply to the Mexican Employees.

(c) The Company shall afford Parent and the Buyers and their respective representatives reasonable access to the Offerees so that Parent can acquire information pertaining to the duties, responsibilities, qualifications and performance of such Persons. Such access shall be for purposes including interview and testing of the Offerees for qualification for employment and or association with the applicable Buyer or Parent.

(d) The Company shall be responsible for all severance and other similar costs related to the termination of any Offerees in connection with the transactions contemplated by this Agreement, which for the avoidance of doubt shall be considered Excluded Liabilities. The Company shall also be responsible for any Liability related to the termination of any of its or its Subsidiaries’ Employees and related to any such Employee’s employment or other service relationship with the Company or its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, no Hired Employee, no Offeree, and no other employee of the Company or its Subsidiaries shall be deemed to be a third-party beneficiary of this Agreement.

(e) The Company shall pay all wages, including accrued and unused vacation, paid time off, incentive compensation, severance pay, and all other compensation that is or becomes due to the Hired Employees in relation to their employment with and end of their employment with the Company or its Subsidiaries by the date required under applicable Law. In so doing, without limiting the foregoing, the Company shall cash out any accrued unused vacation, sick leave, time off days accrued, or any other accrued unused paid time off, if applicable under its policies, of all Employees of the Company or its Subsidiaries which has accrued through and including the Closing Date, and US Buyer and its Affiliates shall have no Liability for any such accrued unused paid time off. Nothing in this Section 6.8(e) shall apply to the Mexican Employees.

(f) On the Closing Date, Ooyala Mexico shall transfer the Mexican Employees to Mexico Buyer. For employment purposes, Ooyala Mexico and Mexico Buyer shall implement an employer substitution process (sustitución patronal) in accordance with Article 41 of the FLL, in terms of which such individuals will be transferred from Ooyala Mexico as substituted employer (patrón sustituido) to Mexico Buyer (patrón sustituto) (the “Employer Substitution”). Ooyala Mexico and Mexico Buyer will formalize the Employer Substitution by jointly delivering, on the Closing Date, to each Mexican Employee an individualized written employer substitution notice indicating that Mexico Buyer will become the new employer, and stating that Mexico Buyer recognizes the Mexican Employees’: (i) seniority, (ii) salary, (iii) position, (iv) benefits, and (v) any other employment conditions that were previously agreed or recognized by Ooyala Mexico. Furthermore, on the Closing Date, Ooyala Mexico and Mexico Buyer shall enter into an employer substitution agreement providing the terms and conditions of the Employer Substitution (the “Employer Substitution Agreement”).

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For social security purposes Ooyala Mexico and Mexico Buyer shall implement an employer substitution process (sustitución patronal) in accordance with article 290 of the SSL. Ooyala Mexico and Mexico Buyer will formalize the Employer Substitution by preparing and submitting notice of employer substitution with the IMSS. Mexico Buyer shall register as a new employer with the IMSS and shall obtain Ooyala Mexico’s current classification in the workmen’s compensation insurance through the employer substitution process with the IMSS.

(g) For the purposes of implementing the Employer Substitution, Ooyala Mexico and Mexico Buyer, shall ensure that: (i) the entity (or entities) designated by the Buyers recognizes vis-à-vis the Mexican Employees all employment conditions (including salaries, benefits and seniority) granted by Ooyala Mexico to the Mexican Employees immediately prior to the Closing Date, (ii) in connection with the Employer Substitution, the workplace(s) of the Mexican Employees are not changed, and (iii) in connection with the Employer Substitution, no disruption of the employment relationships of the Mexican Employees occurs.

(h) Ooyala Mexico and Mexico Buyer shall use reasonable efforts to ensure that all applicable consultation and notification processes as may be required by applicable laws or under any applicable collective bargaining agreement or any other agreement with any union or other employee representatives or organization with respect to the Employer Substitution, will have been complied with prior to the Closing Date.

(i) For the avoidance of doubt, Ooyala Mexico shall remain solely and exclusively liable in connection with any employment, social security and any other Liabilities (being all liabilities, claims, damages, proceedings, demands, orders, suits, costs, losses and expenses) relating to the Mexican Employees which relate to the period up to the Closing Date, including without limitation employees’ profit-sharing obligations (participacion de los trabajadores en las utilidades de las empresas) as per the FLL, with respect to the Mexican Employees which relate to the period up to the Closing Date. After the Closing Date, Mexico Buyer shall be solely and exclusively liable in connection with any employment, social security and any other Liabilities (being all liabilities, claims, damages, proceedings, demands, orders, suits, costs, losses and expenses) relating to the Mexican Employees which relate to the period as of the Closing Date, including without limitation employees’ profit-sharing obligations (participacion de los trabajadores en las utilidades de las empresas) as per the FLL.

(j) Except for with respect to the Mexican Employees, nothing contained in this Agreement shall: (i) be construed as requiring the Buyers or their respective Affiliates to continue any specific benefit plans or to adopt any such plan (or to refrain from modifying or otherwise amending any such plans) or to continue the employment of any specific Offeree or Hired Employee or (ii) limit the Buyers’ ability to modify the salary or wage level of any Hired Employee. The Company and the Buyers agree to utilize, or cause their respective Affiliates to utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting, withholding, FICA and related filing requirements.

Section 6.9 Further Action. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate

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and make effective the transactions contemplated by this Agreement. In the event any Purchased Assets remains vested in any Seller or any of its Affiliates following Closing, Seller shall (or shall cause its applicable Affiliate to), at the Buyers’ sole cost and expense, transfer such Purchased Asset as soon as reasonably practicable to the applicable Buyer or its designee for no consideration. Each Seller shall notify the Buyers as soon as reasonably practicable upon becoming aware that that there are any Purchased Assets in its possession or control or that of any of its Affiliates. In the event any Excluded Asset is vested in any Buyer or any of its Affiliates following Closing, such Buyer shall (or shall cause its applicable Affiliate to), at the Buyers’ sole cost and expense, transfer such Excluded Asset as soon as reasonably practicable to the Company or its designee for no consideration. The Buyers shall notify the Company as soon as reasonably practicable upon becoming aware that that there are any Excluded Assets in their possession or control or that of any of their respective Affiliates. The Buyers and Sellers agree to cooperate fully with each other to assign the Company’s rights under each Employee Assignment Agreement to the Buyer, including any right to enforce the confidentiality provisions thereof.

Section 6.10 Financial Statements.

(a) As soon as reasonably practicable, but in any event prior to the Closing, the Company shall prepare and deliver, or cause to be prepared and delivered, to the Buyers the historical financial information, which Parent or the Buyers reasonably determine is required to be audited and filed by Parent with the SEC pursuant to Item 9.01 of the Current Report on Form 8-K as contemplated by the Exchange Act and the rules and regulations promulgated thereunder as such required financial information is modified by any relief granted to Parent by the SEC with respect to the scope of financial information required to be filed together with an audit opinion thereon from the Audit Accountants (as defined herein) in the form required by the SEC and applicable stock exchange (the “Historical Financial Information”). The Company covenants that the Historical Financial Information will be prepared in accordance with GAAP as of the dates and for the periods indicated. The Company will also cooperate in all reasonable respects with the Audit Accountants in connection with this audit of the Historical Financial Information.

(b) The Company will cooperate in all reasonable respects with Parent in Parent’s preparation of the pro forma financial information relating to the Transaction required pursuant to Item 9.01 of the Current Report on Form 8-K as contemplated by the Exchange Act and the rules and regulations promulgated thereunder (the “Pro Forma Financial Information,” and together with the Historical Financial Information, the “Required Financial Information”), providing access to such of the Company’s personnel, advisors and accountants as may be necessary to prepare such Pro Forma Financial Information, and generally cooperating with Parent’s reasonable requests in order to facilitate such preparation.

(c) The parties further acknowledge that the foregoing financial information must be filed by Parent with the SEC under cover of an amendment to a Current Report on Form 8-K not less than seventy one (71) calendar days after the initial filing of such Current Report on Form 8-K, which initial filing must be filed by Parent with the SEC not less than four (4) days (as calculated under the SEC’s rules and regulations) after the Closing Date. Accordingly, time is of the essence with respect to the observance of this covenant. The parties

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also acknowledge that any Parent filings under the Securities Act that require the Required Financial Information also necessitate timely cooperation, including cooperation in the performance of incremental audit procedures necessary, by the Company to facilitate the execution and filing of an accountant’s consent. The Company covenants and agree to promptly cooperate from and after the Closing Date to facilitate such actions and will use commercially reasonable efforts to cause the Audit Accountants to perform such procedures and deliver any such consent from time to time as requested by Parent.

Section 6.11 Wrong Pocket.

(a) From and after the Closing, Sellers, on the one hand, and Parent and the Buyers, on the other hand, shall, at the request of the other, and at the Buyers’ sole cost and expense, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to (i) vest in the applicable Buyer all of the rights, title and interests of Sellers in and to the Purchased Assets as contemplated hereby, (ii) effectuate the Buyers’ assumption of the Assumed Liabilities, and (iii) grant to each party all rights contemplated herein to be granted to such party under the Transaction Documents. In the event any Purchased Assets remains vested in any Seller or any of its Affiliates following Closing, Seller shall (or shall cause its applicable Affiliate to), at the Buyers’ sole cost and expense, transfer such Purchased Asset as soon as reasonably practicable to the applicable Buyer or its designee for no consideration. Each Seller shall notify the Buyers as soon as reasonably practicable upon becoming aware that that there are any Purchased Assets in its possession or control or that of any of its Affiliates. In the event any Excluded Asset is vested in any Buyer or any of its Affiliates following Closing, the Buyers shall (or shall cause their applicable Affiliates to), at the Buyers’ sole cost and expense, transfer such Excluded Asset as soon as reasonably practicable to the Company or its designee for no consideration. The Buyers shall notify the Company as soon as reasonably practicable upon becoming aware that that there are any Excluded Assets in their possession or control or that of any of their respective Affiliates.

(b) From and after the Closing, the Company shall promptly pay or remit to the Buyers any monies or checks which have been sent to Sellers after the Closing Date by customers, suppliers or other contracting parties in respect of any Purchased Assets, and the Buyers shall promptly pay or remit to the Company any monies of checks which have been sent to either of Parent or the Buyers (or their respective Affiliates) in respect any Excluded Assets.

ARTICLE VII - CONDITIONS TO THE CLOSING

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Closing shall be subject to the satisfaction or waiver of the parties, at or prior to the Closing, of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted and approved by the Stockholder in accordance with applicable Law, the Certificate of Incorporation and the Bylaws.

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(b) No Injunctions, Orders or Restraints; Illegality. No investigation of the transactions contemplated hereby by a Governmental Authority nor preliminary or permanent injunction or other order, decree or ruling issued by a Court or other Governmental Authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction shall be threatened, pending or in effect, in each case which would or could have the effect of (i) making the consummation of the transactions contemplated hereby illegal or (ii) otherwise prohibiting the consummation of the transactions contemplated hereby.

Section 7.2 Additional Conditions to Obligations of Parent and the Buyers. The obligations of Parent and the Buyers to consummate the Closing shall be further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent and the Buyers at or prior to the Closing:

(a) Representations and Warranties of the Company. The representations and warranties of the Sellers set forth in Article III shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects at and as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects at and as of the Closing Date, except, in both instances, to the extent such representations and warranties expressly relate to an earlier date or time (in which case such representations and warranties shall be true and correct in all respects, or in all material respects, as appropriate, on and as of such earlier date). The Buyers shall have received a certificate signed on behalf of the Company and its Subsidiaries by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company, dated the Closing Date, to the foregoing effect.

(b) Performance and Obligations of the Company. The Sellers shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by the Company and/or its Subsidiaries on or prior to the Closing, and the Buyers shall have received a certificate signed on behalf of the Company and its Subsidiaries by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company, dated as of the Closing, to the foregoing effect.

(c) Secretary’s Certificate. The Company shall have delivered to the Buyers a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith and (ii) a copy of the votes of the Company Board and the Stockholders authorizing and approving the applicable matters contemplated hereunder.

(d) No Company Material Adverse Effect. Since the date of the Agreement, no change, event, circumstance, development or effect shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(e) Estimated Closing Statement. The Company shall have delivered the Estimated Closing Statement required by Section 2.7(a) in accordance with the terms thereof.

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(f) Tax Affidavit. The Company and each of its Subsidiaries that is a “United States person” within the meaning of Code Section 7701(a)(30) shall deliver a non-foreign status affidavit duly executed by an authorized officer the Company or such Subsidiary, as applicable, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Company or such Subsidiary, as applicable, is not a “foreign person” as defined in Section 1445 of the Code.

(g) Employee Arrangements. Each of the Persons identified on Schedule 7.2(g)(1) (the “Key Employees”) and at least 80% of the Persons identified as “Primary Employees” or, in the event any such Person declines to be a Hired Employee, such Person’s “Alternate Employees”, in each case as identified on Schedule 7.2(g)(2) (the “Other Employees”) shall, (i) with respect to Persons that are not Mexican Employees, have become Hired Employees, shall not have rescinded their employment agreement, and (ii) with respect to Mexican Employees, not have rescinded their employment agreement and have maintained their employment relationship with Othello Mexico. Nothing in this Agreement, whether express or implied, shall be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor or consultant of the Company or any such person’s alternate payees, dependents or beneficiaries, whether in respect of continued service or resumed service, compensation, benefits or otherwise.

(h) Third-Party Consents; Notices. All consents of third parties set forth in Schedule 7.2(h) shall have been obtained and shall be in full force and effect. To the extent that any Contract which is a Purchased Asset requires notice to a third party as a condition to the assignment of such Contract, the Company shall have provided such notice in accordance with the terms of such Contract.

(i) Financial Audits. The Company shall have delivered to the Buyers true and complete copies of the Required Financial Information, including the executed audit reports of the external auditor relating thereto.

(j) Transaction Documents. In addition to the certificates referenced in Section 7.2(a), Section 7.2(b) and Section 7.2(c), the Company shall have duly executed and delivered, or caused to be duly executed and delivered, to the Buyers at or prior to Closing:

(i) the Lock-Up Agreement, duly executed by each Seller;

(ii) the Escrow Agreement, duly executed by the Company;

(iii) a non-competition and non-solicitation agreement, in the form attached hereto as Exhibit C (the “Restrictive Agreement”), duly executed by each Seller, Jonathan Huberman and Mike Nikzad;

(iv) a transition services agreement, in the form attached hereto as Exhibit D (the “Transition Services Agreement”), duly executed by the Company;

(v) a bill of sale, assignment and assumption agreement, in the form attached hereto as Exhibit E (the “Bill of Sale”), duly executed by each Seller;

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(vi) an assignment of the Business Intellectual Property Assets, in the forms attached hereto as Exhibit F and Exhibit G (together, the “IP Assignment”), duly executed by each Seller;

(vii) a License Agreement, in the form attached hereto as Exhibit H (the “License Agreement”), duly executed by each Seller;

(viii) a Power of Attorney for acts of ownership (actos de dominio) and an invoice for the assets of Ooyala Mexico, each in form reasonably acceptable to the Buyers and duly executed by an authorized representative of Ooyala Mexico;

(ix) an assignment of the Business Intellectual Property Assets of Ooyala Mexico, in the form attached hereto as Exhibit I (the “Mexican IP Assignment”), duly executed by Ooyala Mexico;

(x) the Employer Substitution Agreement, duly executed by Ooyala Mexico; and

(xi) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to the Buyers, as will be effective to vest in the applicable Buyer good and valid title in and to the Purchased Assets.

(k) Audit Fees and Audit Fees Reimbursement. The Company shall have delivered to the Buyers the invoice of the Audit Accountants setting forth the Audit Fees and a calculation of the Audit Fees Reimbursement, in each case, in form and substance satisfactory to the Buyers.

(l) Reports of Compliance of Social Security and Housing Obligations. Ooyala Mexico shall deliver to the Buyers, reports of compliance of social security and housing obligations issued by the IMSS and the INFONAVIT, respectively, which certify that Ooyala Mexico is in compliance with its social security and housing obligations with respect to Mexican Employees.

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing shall be further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Closing:

(a) Representations and Warranties. The representations and warranties of Parent and the Buyers set forth herein shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects at and as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects at and as of the Closing Date, except, in both instances, to the extent such representations and warranties expressly relate to an earlier date or time (in which case such representations and warranties shall be true and correct in all respects, or in all material respects, as appropriate, on and as of such earlier date), with only such exceptions which, in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of the Buyers by the Chief Executive Officer or Chief Financial Officer of the Buyers, dated the Closing Date, to the foregoing effect.

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(b) Performance of Obligations of Parent and the Buyers. Parent and the Buyers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing, and the Company shall have received a certificate signed on behalf of the Buyers by the Chief Executive Officer or Chief Financial Officer of the Buyers, dated as of the Closing Date, to the foregoing effect.

(c) Transaction Documents. In addition to the certificates referenced in Section 7.3(a) and Section 7.3(b), the Buyers shall have duly executed and delivered, or caused to be duly executed and delivered, to the Company at or prior to Closing:

(i) the Lock-Up Agreement, duly executed by US Buyer;

(ii) the Escrow Agreement, duly executed by US Buyer and the Escrow Agent;

(iii) the Restrictive Agreement, duly executed by US Buyer;

(iv) the Transition Services Agreement, duly executed by the Buyers;

(v) the Bill of Sale, duly executed by the Buyers;

(vi) the IP Assignment, duly executed by US Buyer;

(vii) the License Agreement, duly executed by US Buyer;

(viii) the Mexican IP Assignment, duly executed by Mexico Buyer;

(ix) the Employer Substitution Agreement, duly executed by Mexico Buyer; and

(x) in the event that the Parent Stock Amount is not delivered in book entry form to be held as a book position in the name of the Company, or more stock certificate(s), representing the Parent Stock Amount, duly endorsed or accompanied by undated stock power(s) covering such certificate(s) and executed in blank, evidencing such shares of Parent Common Stock.

ARTICLE VIII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Sellers contained herein shall survive the Closing and shall remain in full force and effect until 11:59 pm (Boston time) on the date which is twenty (20) months after the Closing Date (the “Indemnification Cut-Off Date”); provided, however, that the representations and warranties of the Company made pursuant to Sections 3.1

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(Existence; Good Standing; Authority), 3.2 (Ownership; Subsidiaries) and 3.21(a) (Title to Assets and Properties) (collectively, the “Specified Representations”) shall survive indefinitely or until latest date permissible under applicable law; provided, further, that the representations and warranties of the Company made pursuant to Section 3.8 (Taxes) shall survive until 30 days after expiration of the applicable statute of limitations. Notwithstanding anything to the contrary contained herein, the limitations above shall not apply in the event of fraud, willful breach or intentional misrepresentation (whether on the part of the Company or any of the other Sellers). The covenants and agreements of the parties contained in this Agreement shall survive indefinitely or for such shorter period as is explicitly specified therein with respect thereto, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Any investigation or other examination that may have been made by any party seeking indemnification under this Agreement on or before the Closing Date shall not limit, diminish or in any way affect the representations and warranties of any other party set forth in this Agreement or any certificate, document or other instrument delivered pursuant to or in connection herewith, and such party may rely on such representations and warranties irrespective of any information obtained by such party by any investigation, examination or otherwise. All representations and warranties made by Parent and the Buyers shall terminate and expire as of Closing, and any liability of Parent or any Buyer with respect to such representations and warranties shall thereupon cease. Notwithstanding the preceding sentences, any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnification shall have been given to the party against whom such indemnification may be sought prior to such time.

Section 8.2 Escrow Fund; Indemnification by the Sellers.

(a) Subject to the other terms and conditions of this Agreement, from and after Closing, each Seller shall, jointly and severally, indemnify, defend and hold harmless Parent, the Buyers and their respective officers, directors and members of their boards or representatives (each a “Buyer Indemnified Party”) to the extent of any Losses asserted against, imposed upon or incurred or sustained by any of the Buyer Indemnified Parties, as the same are incurred, arising out of, relating to, resulting from, or in whole or in part sustained in connection with:

(i) the breach of any representation or warranty (or an allegation that, if true, would amount to a breach in the case of a Third-Party Claim) of the Company contained herein or contained in any Schedule to this Agreement or any certificate delivered pursuant to this Agreement, other than in respect of the Specified Representations or the representations and warranties of the Company made pursuant to Section 3.8 (Taxes);

(ii) the breach of any representation or warranty (or an allegation that, if true, would amount to a breach in the case of a Third-Party Claim) of the Company in respect of the Specified Representations or the representations and warranties of the Company made pursuant to Section 3.8 (Taxes);

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(iii) any breach of any covenant or agreement of the Company or the Sellers contained herein or contained in any Schedule to this Agreement or any certificate delivered pursuant to this Agreement;

(iv) the assertion by a third party against any Buyer Indemnified Party of any Excluded Liability; and

(v) any Shortfall.

(b) The Buyer Indemnified Parties’ indemnification rights pursuant to Section 8.2(a) shall be limited as follows:

(i) The Buyer Indemnified Parties shall not be entitled to any indemnification pursuant to Sections 8.2(a)(i) or (ii), until the aggregate dollar amount of all such Losses that would otherwise be indemnifiable equals or exceeds $50,000 (the “Threshold”), at which time the Buyer Indemnified Parties shall be entitled to indemnification of all Losses that would otherwise be indemnifiable pursuant to Sections 8.2(a)(i) and (ii) (including all Losses incurred prior to exceeding the Threshold) from the first dollar, subject to the other limitations and qualifications set forth in this Article VIII.

(ii) The Buyer Indemnified Parties shall not be able to seek indemnification pursuant to Section 8.2(a)(i) for any amount of indemnifiable Losses pursuant to Section 8.2(a)(i) in excess of the Escrow Amount then remaining in the Escrow Fund and the right of the Buyer Indemnified Parties to recover for any indemnifiable Losses pursuant to Section 8.2(a)(i) shall be limited solely and exclusively to the Escrow Amount remaining in the Escrow Fund.

(iii) The Buyer Indemnified Parties shall not be able to seek indemnification pursuant to Sections 8.2(a) for any amount of indemnifiable Losses in excess of the aggregate amount of the Purchase Consideration.

(iv) For purposes of determining the amount of Losses arising from a breach of or inaccuracy in any representation, warranty, covenant or obligation of the parties in this Agreement but not for purposes of determining whether any such representation, warranty, covenant or obligation has been breached or is inaccurate, limitations or qualifications as to dollar amount, materiality or “Material Adverse Effect” set forth in such representation, warranty, covenant or obligation shall be disregarded.

(v) Subject to Section 8.6, the maximum liability of a Seller with respect to any claim for indemnification made by the Buyer Indemnified Parties pursuant to this Agreement shall not exceed the portion of the Purchase Consideration actually received by such Seller, which, for the avoidance of doubt, shall be calculated as (A) the portion of the Purchase Consideration paid in cash and actually received in cleared funds by such Seller and (B) any amount of Parent Common Stock actually received by such Seller, provided that where such Seller has received an amount of Parent Common Stock, it may elect, in its sole discretion, to either return up to a maximum of (1) the same number of shares of Parent Common Stock that it received to Parent or (2) the net cash proceeds that it actually received from the sale of such Parent Common Stock in full and final satisfaction of any Liability in relation to such Parent Common Stock.

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(vi) Notwithstanding anything herein to the contrary, with respect to indemnification for fraud, willful breach or intentional misrepresentation by any of the Sellers (or any of their respective stockholders, representatives or agents), the amount of indemnifiable Losses shall not be capped.

(vii) In the event a Buyer Indemnified Party recovers Losses in respect of an indemnification claim, no other Buyer Indemnified Party may recover the same Losses in respect of a claim for indemnification under this Agreement.

(viii) No indemnification shall be payable to a Buyer Indemnified Party with respect to claims asserted by such Buyer Indemnified Party pursuant to Section 8.2(a) after the Indemnification Cut-Off Date or the applicable survival period set forth in Section 8.1, as the case may be.

(ix) No Buyer Indemnified Party shall be entitled to indemnification for any (A) special, punitive or exemplary damages, (B) any loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill, (C) any lost profits, consequential, indirect or incidental damages, or (D) any damages calculated based on a multiple of profits, revenue or any other financial metric, except, in each case, to the extent such damages are finally awarded and actually paid by the Buyer Indemnified Party to an unaffiliated third party in connection with an suit or action against the Buyer Indemnified Party.

(x) All Losses for which the Buyer Indemnified Parties would otherwise be entitled to indemnification under this Article VIII shall be reduced by the amount of insurance proceeds, indemnification payments and other third-party recoveries received by any Indemnified Party in respect of any Losses incurred by such Indemnified Party. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are received by an Buyer Indemnified Party subsequent to receipt by such Buyer Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Buyer Indemnified Parties of all or the relevant portion of such indemnification payment. If such a refund is required and the applicable indemnification payments were paid from the Escrow Fund, (A) if prior to the Indemnification Cut-Off Date, such amount will be deposited with the Escrow Agent to be held with the remaining Escrow Fund and (B) thereafter, such amount will be paid to the Company.

Section 8.3 Indemnification by Parent and the Buyers.

(a) Subject to the other terms and conditions of this Agreement, from and after Closing, Parent and the Buyers shall indemnify, defend and hold harmless, the Sellers and their respective officers, directors and members of their boards or representatives (each a “Seller Indemnified Party”) to the extent of any Losses asserted against, imposed upon or incurred or sustained by any of the Seller Indemnified Parties, as the same are incurred, arising out of, relating to, resulting from, or in whole or in part sustained in connection with:

(i) the breach of any representation or warranty of Parent or the Buyers contained herein;

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(ii) any breach of any covenant or agreement of Parent or the Buyers contained herein; and

(iii) the assertion by a third party against any Seller Indemnified Party of any Assumed Liability.

(b) If any Seller Indemnified Party seeks indemnification under this Section 8.3, such party shall give written notice to Parent and the Buyers of the facts and circumstances giving rise to the claim. In that regard, if any proceeding shall be brought or asserted in writing by any third party which, if adversely determined, would entitle the Seller Indemnified Party to indemnity pursuant to this Section 8.3, the Seller Indemnified Party shall promptly notify Parent and the Buyers of the same in writing, specifying in reasonable detail (if known) the basis of such claim and the facts pertaining thereto, and Parent or any Buyer, if any such party so elects within thirty (30) days of such notification, by written notice to the Seller Indemnified Party, shall assume and control the defense thereof (and shall consult with the Seller Indemnified Party with respect thereto), including employment of counsel reasonably satisfactory to the Seller Indemnified Party and the payment of expenses. If Parent or any Buyer elects to assume and control the defense, the Seller Indemnified Party shall have the right to employ counsel separate from counsel employed by Parent or the Buyers in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Seller Indemnified Party shall be at the expense of the Seller Indemnified Party, unless (i) the employment thereof has been specifically authorized by Parent or the Buyers in writing, (ii) there exists a conflict of interest between the interests of the Seller Indemnified Party, on the one hand, and Parent and/or any Buyer, on the other hand, or (iii) Parent or any Buyer has failed to assume the defense and employ counsel. Notwithstanding anything to the contrary in the foregoing, in no event shall Parent or any Buyer be liable for the fees and expenses of more than one counsel (in addition to any local counsel) for the Seller Indemnified Parties in connection with any one proceeding or separate but similar or related proceedings in the same jurisdiction arising out of the same general allegations or circumstances. No Seller Indemnified Party shall be liable for any settlement of any proceeding that is effected without the written consent of the Company.

(c) The limitations on the indemnification obligations of the Sellers set forth in Section 8.2(b) that limit the amounts of indemnification obligations (but not the source of recovery therefor), to the extent applicable to indemnification obligations set forth in Section 8.2(a)(i), shall apply to the indemnification obligations set forth in this Section 8.3, mutatis mutandis.

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Section 8.4 Procedures.

(a) General. Promptly after the discovery by any Indemnified Party of any Loss or Losses, claim or breach, including any claim by a third Person (a “Third Party Claim”), that would reasonably be expected to give rise to a claim for indemnification hereunder, the Indemnified Party shall deliver to the Company a certificate (a “Claim Certificate”) that:

(i) states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to this Agreement; and

(ii) specifies in reasonable detail, to the extent practicable and available, each individual item of Loss included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder;

provided, that no delay on the part of any Indemnified Party in notifying the Company shall relieve any party of any liability or obligations hereunder except to the extent that such party has been materially prejudiced thereby, and then only to such extent.

(b) Objection. If the Company objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Company shall deliver a written notice specifying in reasonable detail the basis for such objection to the Indemnified Party within thirty (30) days after receipt by the Company of such Claim Certificate. Thereafter, the Company and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than sixty (60) days after receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Company has objected. If the Indemnified Party and the Company agree with respect to any of such claims, the Indemnified Party and the Company shall promptly prepare and sign a writing setting forth such agreement and, if applicable, an instruction to the Escrow Agent. Should the Indemnified Party and the Company fail to agree as to any particular item or items or amount or amounts within such sixty (60) day period, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification. Notwithstanding the foregoing, in the event that the Indemnified Party seeks recovery against the Escrow Amount, the time periods set forth herein shall run concurrently with and be without duplication of the time periods set forth in the Escrow Agreement.

(c) Access to Books and Records. At the reasonable request of the Company, each Indemnified Party shall grant the Company and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable indemnification claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.

(d) Indemnified Party Defense; Settlement. The Company shall have the right to conduct the defense of any Third Party Claim at its expense and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the

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Company gives written notice it would do so to the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim, (ii) the Third Party Claim does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Escrow Funds then remaining contain adequate funds to defend against the Third Party Claim and fulfill indemnification obligations of the Company hereunder, (iv) the settlement of, an adverse judgment with respect to, or conduct of the defense of the Third Party Claim by the Company is not, in the good faith judgment of the Indemnified Party, reasonably likely to be materially adverse to the Indemnified Party’s reputation or continuing business interests, including its relationships with current or potential customers, (v) neither the Parent nor any Buyer shall have any liability with respect to such settlement or Third Party Claim effected without its consent, (vi) the Third Party Claim was not brought by a customer of Parent, the Buyers or their respective Affiliates, (vii) the Third Party Claim does not relate to Taxes (including any breach of a representation or warranty of the Company made pursuant to Section 3.8 (Taxes)) or Business Intellectual Property Assets (including any breach of a representation or warranty of the Company made pursuant to Section 3.13 (Intellectual Property), and (viii) the Company remains a validly existing corporation that has not dissolved, liquidated or initiated bankruptcy proceedings). The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim (which cost and expense shall not constitute part of any Loss that is the subject of indemnity under this Article VIII). In the event that the Company does not so elect to conduct the defense of any Third Party Claim, then the Indemnified Party shall have the right in its sole discretion to conduct such defense; provided, however, that any settlement of any such Third Party Claim shall be effected with the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, but if such consent is unreasonably withheld, conditioned or delayed, then such consent shall not be required. If any such action or claim is so settled or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto.

(e) Agreed Claims. Claims for Losses specified in any Claim Certificate to which the Company did not object in writing within sixty (60) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.4(b) and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” The Indemnified Party shall be entitled to payment for any Agreed Claim within ten (10) Business Days of the determination of the amount of any such Agreed Claims.

(f) Payment in Parent Common Stock. In the event that the Company is the indemnifying party, the Buyer Indemnified Parties are entitled to indemnification hereunder and there are no funds remaining in the Escrow Account, then in such event the Sellers shall be entitled to elect to satisfy or settle any claim for indemnification hereunder in cash, stock or both. In the event that Sellers elect to make a stock settlement pursuant to the foregoing sentence, then the Buyer Indemnified Parties shall receive a number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the sum of (A) the amount of Losses indemnifiable by Sellers hereunder and elected by Sellers to be paid in stock, minus (B) the amount of Losses indemnifiable by Sellers hereunder and elected by Sellers to be paid in cash, by (ii) the Parent Stock Price, rounded to the nearest whole share.

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Section 8.5 Treatment of Indemnity Payments. Each payment made pursuant to this Article VIII shall be treated as a purchase price adjustment for Tax purposes and shall be reported as such by the parties on their Tax Returns, in each case, to the greatest extent permitted by Law.

Section 8.6 Remedies Exclusive. The parties hereto agree that following the Closing, the sole and exclusive remedy for any matters relating to this Agreement, the Escrow Agreement and any certificate or instrument delivered pursuant hereto shall be the rights to indemnification set forth in this Article VIII. Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in this Article VIII shall not apply with respect to (i) fraud, willful breach or intentional misrepresentation in connection with the transactions contemplated by this Agreement or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

ARTICLE IX- TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by the mutual written consent of Parent and the Buyers, on the one hand, and the Company on the other hand (on behalf of itself and each other Seller);

(b) by either the Company (on behalf of itself and, each other Seller), on the one hand, or Parent and the Buyers, on the other hand, by written notice to the other:

(i) if any Governmental Authority of competent jurisdiction shall have initiated an investigation of the transactions contemplated hereby, issued an injunction or taken any other action (which investigation, injunction or other action the parties hereto shall use their commercially reasonable efforts to resist or lift) that threatens to or seeks to permanently restrain, enjoin or otherwise prohibit the consummation of the Transaction;

(ii) if the Closing shall not have occurred prior to 5:00 pm (Boston time) on the sixty day anniversary of this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation or comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by the Company (on behalf of itself and, each other Seller), if the Company is not then in material breach of any material term of this Agreement, upon written notice to Parent and the Buyers, upon a material breach of any representation, warranty or covenant of Parent or any Buyer contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within 30 days after the giving of written notice thereof by the Company to Parent and the Buyers, such that the conditions set forth in Section 7.1 and Section 7.3 cannot be satisfied or cured prior to the date set forth in Section 9.1(b)(ii);

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(d) by Parent and the Buyers, if neither Parent nor any Buyer is then in material breach of any material term of this Agreement, upon written notice to the Company, upon a material breach of any representation, warranty or covenant of the Company or any Seller contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within 30 days after the giving of written notice thereof by Parent and the Buyers to the Company, such that the conditions set forth in Section 7.1 and Section 7.2 cannot be satisfied or cured prior to the date set forth in Section 9.1(b)(ii); or

(e) by Parent and the Buyers, if the Company has not delivered to Parent and the Buyers the Requisite Stockholder Approval within one (1) day of the date hereof.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers, employees, partners, members or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Section 6.4, this Section 9.2 and Article X; provided, however, that nothing contained in this Section 9.2 shall relieve any party from breaches of this Agreement on account of fraud, willful breach or intentional misrepresentation in connection with the transactions contemplated by this Agreement.

Section 9.3 Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 9.4 Extension; Waiver. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

ARTICLE X - GENERAL PROVISIONS

Section 10.1 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing written proof of delivery) or via facsimile (providing written proof of transmission), in each case with a copy via electronic mail to the parties at the following addresses, facsimile numbers or e-mail addresses (or at such other address for a party as specified by like notice):

(a) if to Sellers, to:

Ooyala, Inc.

2588 N. Houston St.

#1712

Dallas, TX 75219

Attention: Mike Nikzad

email: nikzad@ooyala.com

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with a copy to (which shall not constitute notice):

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention: Peter Handrinos, Esq.

email: Peter.Handrinos@lw.com

(b) if to Parent or any Buyer, to:

Brightcove Inc.

290 Congress Street, 4th Floor

Boston, MA 02210

Attention: David Plotkin, Chief Legal Officer

email: dplotkin@brightcove.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Fax: (617) 523-1231

Attention:        William J. Schnoor, Esq.

                         Joseph C. Theis, Esq.

                         Jared J. Fine, Esq.

e-mail:            wschnoor@goodwinlaw.com

                         jtheis@goodwinlaw.com

                         jfine@goodwinlaw.com

Section 10.2 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, and any documents executed by the parties simultaneously herewith or pursuant thereto, including without limitation the Ancillary Agreements, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

Section 10.3 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

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Section 10.4 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement, shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.5 Interpretation.

(a) When a reference is made in this Agreement to an “Article”, “Section”, “Schedule” or “Exhibit”, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated.

(b) The table of contents, captions and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be disjunctive but not exclusive.

(d) All terms used herein with initial capital letters (except where grammatically dictated) have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(e) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Words defined as one part of speech (such as a noun) include a corresponding meaning when used as another part of speech (such as a verb).

(f) The phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(g) Any reference to “writing” or comparable expressions includes a reference to facsimile transmission, email or comparable means of communication.

(h) All accounting standards used herein and not expressly defined herein have the meanings given to them under GAAP.

(i) All payments payable pursuant to this Agreement shall be paid in United States dollars, and, unless otherwise indicated, all references to “$” or “dollars” means the lawful currency of the United States.

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(j) Wherever this Agreement refers to a number of days, such number shall refer to calendar days unless business Days are specified.

(k) Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto, instruments incorporated therein and (in the case of statutes) all rules and regulations promulgated thereunder.

(l) References to a Person are also to its permitted successors and assigns.

(m) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(n) Where used with respect to information, the phrases “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties or their respective representatives including, in the case of “made available” to the Buyers, material that has been posted in the “data room” (virtual or otherwise) established by the Company at least one Business Day prior to the date hereof and has remained available to the Buyers through the Closing.

Section 10.6 Fees and Expenses. Whether or not the Transaction is consummated, each party shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, except for (only in the event the Closing occurs) the Audit Fees Reimbursement.

Section 10.7 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, execution, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each party hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Delaware Court of Chancery or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

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Section 10.8 Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects. The language used in this Agreement shall be deemed to be the language chosen jointly by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

Section 10.9 Miscellaneous. This Agreement (a) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder and (b) may be executed in two or more counterparts which together shall constitute a single agreement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 10.10 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, the past, present and future managers, directors, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 10.12.

Section 10.11 Enforcement. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an Order to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity, and the right of specific enforcement is an integral part of this Agreement and the transactions contemplated hereby, and without that right, the parties would not have entered into this Agreement. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 10.12 Non-Recourse. Except for claims or causes of action alleging fraud, willful breach or intentional misrepresentation of a Person, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are

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expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future manager, director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise, but specifically the excluding fraud, willful misconduct or intentional misrepresentation of such Person) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Sellers, the Company, Parent or the Buyers under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 10.13 Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party hereto, and that it has and will continue to consult its own advisors with respect to Taxes.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:

BRIGHTCOVE INC.

By:	/s/ Robert Noreck

Name:	Robert Noreck
Title:	Chief Financial Officer

US BUYER:

OTHELLO ACQUISITION CORPORATION

By:	/s/ Robert Noreck

Name:	Robert Noreck
Title:	Treasurer

BUYER:

BRIGHTCOVE, S. DE R.L. DE C.V.

By:	/s/ Robert Noreck

Name:	Robert Noreck
Title:	Legal Representative

[Signature Page to Asset Purchase and Sale Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:

OOYALA, INC.

By:	/s/ Jonathan Huberman

Name:	Jonathan Huberman
Title:	CEO

SELLER PARENT:

OOYALA GLOBAL, INC.

By:	/s/ Jonathan Huberman

Name:	Jonathan Huberman
Title:	CEO

OOYALA MEXICO:

OOYALA MEXICO S. DE R.L. DE C.V.

By:	/s/ Jonathan Huberman

Name:	Jonathan Huberman
Title:	CEO

[Signature Page to Asset Purchase and Sale Agreement]

Exhibit A

Exhibit B

Exhibit C

Exhibit D

Exhibit E

Exhibit F

Exhibit G

Exhibit H

Exhibit I